UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DT COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

4813
 (Primary Standard Industrial Classification Code Number)

80-0538922
(I.R.S. Employer Identification Number)

7325 Oswego Road, Liverpool, NY 13090
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig Burton
7325 Oswego Road, Liverpool, NY 13090
(315) 451-7515
(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after this Registration Statement is declared effective
(Approximate date of commencement of proposed sale to the public)

Copies to:
Benjamin Tan, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor,
New York, NY 10006
Tel: (212) 930 9700
Fax: (212) 930 9725

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	8,100,000	$0.05	$405,000	$28.88

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended, based on the price at which the common stock will initially be sold.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 11, 2010

DT COMMUNICATIONS, INC.

8,100,000 Shares of Common Stock, par value $0.0001

The selling stockholders identified in this prospectus are offering for sale from time to time up to 8,100,000  shares of our common stock, par value $0.0001 (“Common Stock”).

The selling stockholders may sell Common Stock from time to time in the principal market in which the Common Stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of Common Stock, which they are offering. We will pay the expenses of registering these shares.

We have set an offering price for these securities at $.05 per share of Common Stock offered through this prospectus. We are registering the shares on behalf of the selling stockholders. We will not receive any proceeds from this offering.

Our Common Stock is presently not traded or quoted on any market or securities exchange. The sales price to the public is fixed at $.05 per share until such time as our Common Stock is quoted on the Over-The-Counter (OTC) Bulletin Board or other exchange or quotation system. Although we intend to request a registered broker-dealer apply to have of our Common Stock quoted on the OTC Bulletin Board, public trading of our Common Stock may never materialize or even if materialized, be sustained. If our Common Stock is quoted on the on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Stockholders.

We are a shell company as defined under Rule 405 and the Securities Act of 1933, as amended and Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  Accordingly, the Common Stock being sold by the selling stockholders, which were distributed as a dividend by our parent, Datone, Inc.  can only be resold through registration under the Securities Act of 1933 or by meeting the conditions of Rule 144(i).

Investing in our Common Stock involves a high degree of risk. You may lose your entire investment. See “Risk Factors” beginning on page 5 for a discussion of certain risk factors that you should consider.

You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [       ], 2010

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder.

The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock, only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our financial statements, including the notes to the financial statements appearing elsewhere in this prospectus. As used throughout this prospectus, the terms “we,” “us,” and “our” and words of like import refer to DT Communications, Inc.

THE COMPANY

Introduction

Spin-Off

We were incorporated in the State of Delaware on January 26, 2010 as a wholly-owned subsidiary of Datone, Inc. (“Datone”)

On January 22, 2010,  the board of directors of Datone  resolved that in connection with a proposed reverse merger transaction between Datone and Glory Reach International Limited (“Glory Reach”), it was in the best interest of Datone to transfer its revenue-generating assets, liabilities and business to its wholly own subsidiary, DT Communications, Inc. (“DTC”) and thereafter, effect a dividend of its shares in DTC to all its shareholders as the Record Date of February 12, 2010 (the “Spinoff”).  The transfer was consummated on January 26, 2010.

After the distribution which was completed on May 15, 2010, each holder of Datone common stock of record on the Record Date will own DT Communications, Inc. Common Stock as well as continue to own Datone common stock.

Reverse Merger

On February 12, 2010, Datone, Glory Reach, Greenwich Holdings LLC (“Greenwich”), Qingdao Hongguan Shoes Co. Ltd. (“Hongguan”) and the shareholders of Glory Reach entered into a Share Purchase Agreement and Share Exchange (the “Share Exchange Agreement”), pursuant to which Datone acquired 100% of the issued and outstanding shares of Glory Reach in exchange for 10,000 shares of Datone’s Series A Convertible Preferred Stock (the “Reverse Merger”).  The Series A Convertible Preferred Stock will be automatically converted into shares of Datone common stock upon the effectiveness of a 1:27 reverse stock split by Datone at a rate of 970 post-reverse split shares for each share of Series A Convertible Preferred Stock.

As a result of the Reverse Merger, Datone will be in the shoe industry. By contrast, we are in the business of owning and managing payphones in New York State.

About the Company

As a result of the transfer of assets, liabilities and business from Datone on January 26, 2010, we are now involved in the business of operating and managing payphones in New York state. As of June 11, 2010, we own and manage 148 payphones in New York state. We may pay site owners a commission based on a flat monthly rate or on a percentage of sales. Some of the businesses include, but are not limited to, retail stores, convenience stores, bars, restaurants, gas stations, colleges and hospitals. In the alternative, our agreement with business owners may be to provide the telecommunications services without the payment of any commissions.

INTERESTS OF EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES

In relation to the Spinoff and Reverse Merger, set forth below are the total consideration, compensation, and/or fees that have been or will be earned by, or paid to, directly or indirectly, to DT Communication, Inc.’s promoters and/or affiliates:

Craig Burton received 115,000 shares of common stock of Datone, Inc.

Greenwich Holdings, LLC was issued 6,792,781 shares of common stock of Datone, Inc. Joseph C. Passalaqua has sole voting and investment power over the shares.

Joseph J. Passalaqua was issued  120,000 shares of common stock of Datone, Inc.

John F. Passalaqua was issued 142,584 shares of common stock of Datone, Inc.

Cabanilla International, Inc. was issued 52,010  shares of common stock of Datone, Inc. John F. Passalaqua has sole voting and investment power over these shares.

Pearlman Consulting, Inc.  was issued 18,918 shares  of common stock of Datone, Inc.  John F. Passalaqua has sole voting and investment power over these shares.

Belmont Partners, LLC received 722 shares of Series A Convertible Preferred Stock of Datone, Inc.  Each share of Series A Preferred Stock will automatically convert into shares of Datone, Inc.’s post reverse split common stock at the rate of 970 post reverse split shares for each on share of Series A Convertible Preferred Stock.

Joseph C. Passalaqua received 51 shares of Series A Convertible Preferred Stock.

SUMMARY COMBINED FINANCIAL AND OTHER DATA

We were a wholly owned subsidiary of Datone, Inc. but always maintained our own telecommunications business. The following table sets forth certain selected financial data of our business, for each of years ended December 31, 2009 and December 31, 2008 and for the three months ended March 31, 2010 and 2009.

 In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. You should read the information presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this information statement.

	As of
	December 31,		March 31,
	2009	2008	2010
			(Unaudited)
Balance Sheet Data
Current assets	$25,046	$29,151	$22,793
Total assets	30,062	34,820	22,793
Current liabilities	639,575	566,657	659,445
Total stockholders' deficit	(609,513)	(531,837)	(636,652)
Total liabilities and stockholders' deficit	$30,062	$34,820	$22,793

	Years Ended		Three Months Ended
	December 31,		March 31,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)
Statement of Operations Data
Revenue	$116,439	$121,436	$31,132	$32,408
Cost of revenue	30,687	27,346	12,540	6,377
Loss from operations	(87,312)	(88,608)	(67,020)	(18,371)
Net loss	$(144,390)	$(118,791)	$(86,032)	$(25,740)
Net loss per share - basic and diluted	$(0.03)	$(0.02)	$(0.01)	$(0.01)

Plan of Distribution

            This offering is not being underwritten. The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions, including gifts;
•	covering short sales made after the date of this prospectus;
•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method of sale permitted pursuant to applicable law.

The sales price of the Common Stock being offered to the public by the selling stockholders in this prospectus has been fixed at $.05 per share until such time as our Common Stock is quoted on the OTC Bulletin Board or inter-dealer quotation system or exchange. Although we intend to request a registered broker-dealer apply to have our Common Stock quoted on the OTC Bulletin Board, public trading of our Common Stock may never materialize or if materialized, be sustained. If our Common Stock is quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•	the market price of our common stock prevailing at the time of sale;

•	a price related to such prevailing market price of our common stock; or

•	such other price as the Selling Stockholders determine from time to time.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our Common Stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the Common Stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

THE OFFERING

This prospectus relates to the 8,100,000 shares of the Common Stock of the Company.

The Company	DT Communications, Inc.

Selling stockholders
The selling stockholders named in this prospectus were existing stockholders of our parent company, Datone, Inc. as of the Record Date of February 12, 2010 and receive shares of our Common Stock  as a dividend from Datone, Inc. of all its shares in DT Communications, Inc.  to its shareholders. See “Selling Stockholders.”

Capitalization	Common Stock, par value $0.0001 per share 250,000,000 authorized 8,100,000 issued and outstanding as of June 11, 2010

Preferred Stock, par value $0.0001 per share 10,000,000 authorized None has been issued and outstanding as of June 11, 2010

Common Stock outstanding prior to offering	8,100,000

Common Stock offered by Company	0

Total shares of Common Stock offered by selling stockholders	8,100,000

Common Stock to be outstanding after the offering	8,100,000

Use of Proceeds	We will not receive any of the proceeds of sale of the shares of Common Stock by the selling stockholders.

Risk Factors	See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION
CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Company

UNLESS WE CAN REVERSE OUR HISTORY OF LOSSES, WE MAY HAVE TO DISCONTINUE OPERATIONS.

If we are unable to achieve or sustain profitability, or if operating losses increase in the future, we may not be able to remain a viable company and may have to discontinue operations. Our expenses have historically exceeded our revenues and we have had losses in all fiscal years of operation, including those in fiscal years 2007 through 2009, and the losses are projected to continue in 2010. Our net losses were $ 118,791  and $ 144,390 for fiscal years ended 2008 and 2009 respectively.

WE MAY NOT SUCCEED OR BECOME PROFITABLE.

We will need to generate significant revenues to achieve profitability and we may be unable to do so. Even if we do achieve profitability, we may not be able to sustain or increase profitability in the future. We expect that our expenses will continue to increase and there is no guarantee that we will not experience operating losses and negative cash flow from operations for this fiscal year or for the foreseeable future. If we do not achieve or sustain profitability, then we may be unable to continue our operations.

WE WILL NEED ADDITIONAL CAPITAL FINANCING IN THE FUTURE.

We may be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development and deployment, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We cannot be certain we will be able to find such additional financing on reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing.

 IF WE ENGAGE IN ACQUISITIONS, WE MAY EXPERIENCE SIGNIFICANT COSTS AND DIFFICULTY ASSIMILATING THE OPERATIONS OR PERSONNEL OF THE ACQUIRED COMPANIES, WHICH COULD THREATEN OUR FUTURE GROWTH.

If we make any acquisitions, we could have difficulty assimilating the operations, technologies and products acquired or integrating or retaining personnel of acquired companies. In addition, acquisitions may involve entering markets in which we have no or limited direct prior experience. The occurrence of any one or more of these factors could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, pursuing acquisition opportunities could divert our management’s attention from our ongoing business operations and result in decreased operating performance. Moreover, our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Furthermore, we may have to incur debt or issue equity securities in future acquisitions. The issuance of equity securities would dilute our existing stockholders.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS OR MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR PROPRIETARY RIGHTS.

The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of trade secret, copyright or patent infringement. We may inadvertently infringe a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware that will cause us to be infringing when it is issued in the future. If we make any acquisitions, we could have similar problems in those industries. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of our alleged infringement of another’s intellectual property, forcing us to do one or more of the following:

•	Cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; or

•	Redesign those products or services that incorporate such technology.

A successful claim of infringement against us, and our failure to license the same or similar technology, could adversely affect our business, asset value or stock value. Infringement claims, with or without merit, would be expensive to litigate or settle, and would divert management resources.

BECAUSE OUR OFFICERS AND DIRECTORS ARE INDEMNIFIED AGAINST CERTAIN LOSSES, WE MAY BE EXPOSED TO COSTS ASSOCIATED WITH LITIGATION.

If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional unreimbursable costs, including legal fees. Our articles of incorporation and bylaws provide that our directors and officers will not be liable to us or to any shareholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct. Extended or protracted litigation could have a material adverse effect on our cash flow.

WE WILL DEPEND ON OUTSIDE MANUFACTURING SOURCES AND SUPPLIERS.

We may contract with third party manufacturers to produce our products and we will depend on third party suppliers to obtain the raw materials necessary for the production of our products. We do not know what type of contracts we will have with such third party manufacturers and suppliers. In the event we outsource the manufacture of our products, we will have limited control over the actual production process. Moreover, difficulties encountered by any one of our third party manufacturers, which result in product defects, delayed or reduced product shipments, cost overruns or our inability to fill orders on a timely basis, could have an adverse impact on our business. Even a short-term disruption in our relationship with third party manufacturers or suppliers could have a material adverse effect on our operations. We do not intend to maintain an inventory of sufficient size to protect ourselves for any significant period of time against supply interruptions, particularly if we are required to obtain alternative sources of supply.

 THE REPORT OF OUR INDEPENDENT AUDITORS INDICATES UNCERTAINTY CONCERNING OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors have raised substantial doubt about our ability to continue as a going concern. This may impair our ability to implement our business plan, and we may never achieve significant revenues and therefore remain a going concern.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

As part of our business strategy, we may make acquisitions of, or investments in, companies, businesses, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in such acquisitions. Those risks include, among other things:

- the difficulty of assimilating the operations and personnel of the acquired companies,
- the potential disruption of our business or business plan,
- the diversion of resources from our existing businesses, and products,

- the inability of management to integrate acquired businesses or assets into our business plan, and
- additional expense associated with acquisitions.

We may not be successful in overcoming these risks or any other problems encountered with such acquisitions, and our inability to overcome such risks could have a material adverse effect on our business, financial condition and results of operations.

THE ADVENT OF WIRELESS PHONES HAS LESSENED THE DEMAND FOR PAYPHONES.

The proliferation of wireless phones has significantly reduced the demand for payphones and we expect that trend to continue. Certain rate plans that provide unlimited long distance service and calling fees that are fixed or minimal have and are expected to continue to negatively affect our revenues and opportunity for growth.

DIAL AROUND SERVICES.

We compete with long distance carriers that provide dial around services that can be accessed through our payphones. The popularity of these services is increasing, and the use of these services reduces the fees we receive for long distance calls placed from our phones.

Risks Related to Our Common Stock

POSSIBLE ISSUANCE OF ADDITIONAL SHARES WITHOUT STOCKHOLDER APPROVAL COULD DILUTE STOCKHOLDERS

We currently have approximately 8,100,000 shares of Common Stock outstanding. There are currently no other material plans, agreements, commitments or undertakings with respect to the issuance of additional shares of Common Stock or securities convertible into shares of our Common Stock. Additional shares could be issued in the future, and the result of the issuance of additional shares would be to further dilute the percentage ownership of our Common Stock held by our stockholders.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

There is currently no market for our Common Stock and no market may develop. We currently plan to apply for listing of our common stock on the OTC Bulletin Board. However, our shares may not be traded on the bulletin board or, if traded, a public market may not materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

THE BOARD OF DIRECTORS POWER TO ISSUE PREFERRED STOCK, COULD DILUTE THE OWNERSHIP OF EXISTING SHAREHOLDERS AND THIS MAY INHIBIT POTENTIAL ACQUIRES OF THE COMPANY.

Our articles of organization grant the board of directors the power to issue preferred stock with terms and conditions, including voting rights that they deem appropriate. The exercise of the discretion of the board to issue preferred stock and/or common stock could dilute the ownership rights and the voting rights of current shareholders. In addition, this power could be used by the board to inhibit potential acquisitions by a third party.

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK.

Our Common Stock currently is not publicly traded. However, a trading market for the shares may develop in the future. If a public market does develop the public market will establish trading prices for our Common Stock. An active public market for our Common Stock may not develop or be sustained.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant. Shareholders must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, which may never occur. If our Common Stock does not appreciate in value, or if our Common Stock loses value, our stockholder may lose some or all of their investment in our shares.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

AVAILABILITY FOR SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

If our stockholders sell substantial amounts of Common Stock in the public market, or upon the expiration of any statutory holding period, under Rule 144, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our Common Stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $.05per share offering price of our Common Stock was determined by based on management’s bona fide estimate of the price the stock would trade on the Over-the-Counter Bulletin Board or other exchange or quotation system. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to request a broker-dealer apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus is a part. If our Common Stock becomes is quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The Common Stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELECTED FINANCIAL DATA

	As of
	December 31,		March 31,
	2009	2008	2010
Balance Sheet Data			(Unaudited)
Current assets	$25,046	$29,151	$22,793
Total assets	30,062	34,820	22,793
Current liabilities	639,575	566,657	659,445
Total stockholders' deficit	(609,513)	(531,837)	(636,652)
Total liabilities and stockholders' deficit	$30,062	$34,820	$22,793

	Years Ended		Three Months Ended
	December 31,		March 31,
	2009	2008	2010	2009
			(Unaudited)	(Unaudited)
Statement of Operations Data
Revenue	$116,439	$121,436	$31,132	$32,408
Cost of revenue	30,687	27,346	12,540	6,377
Loss from operations	(87,312)	(88,608)	(67,020)	(18,371)
Net loss	$(144,390)	$(118,791)	$(86,032)	$(25,740)
Net loss per share - basic and diluted	$(0.03)	$(0.02)	$(0.01)	$(0.01)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this prospectus. We use terms such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

During the fiscal year 2009, DT Communications, Inc. was a provider of both privately owned and company owned payphones (COCOT’s) and stations in New York. The Company receives revenues from the collection of the payphone coinage, a portion of usage of service from each payphone and a percentage of long distance calls placed from each payphone from the telecommunications service providers. In addition, the Company also receives revenues from the service and repair of privately owned payphones, sales of payphone units.

Forward Looking Statements

Some of the information in this section contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Organization and Basis of Presentation

DT Communications, Inc. is currently a provider of both privately owned and company owned payphones (COCOT’s) and stations in New York. The Company receives revenues from the collection of the payphone coinage, a portion of usage of service from each payphone and a percentage of long distance calls placed from each payphone from the telecommunications service providers. In addition, the Company also receives revenues from the service and repair of privately owned payphones,and sales of payphone units.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in our financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. However, future events are subject to change, and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in our balance sheet, and the amounts of revenues and expenses reported for each of our fiscal periods, are affected by estimates and assumptions which are used for, but not limited to, the accounting for allowance for doubtful accounts, goodwill and intangible asset impairments, restructurings, inventory and income taxes. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of our financial statements.

Revenue Recognition Policies

During 2009 and 2008, the Company derived its primary revenue from the sources described below, which includes dial around revenues, coin collections, and telephone equipment repairs and sales. Other revenues generated by the company include, and commissions.

Dial around revenues are generated from calls to gain access to a different long distance carrier than is already programmed into the phone. Revenues from dial around calls are recorded based upon estimates until the coin collection revenues are generated when callers deposit coins into the phones to make calls. Coin revenues are recorded in an amount equal to the coins collected.  Revenues on commissions, and telephone equipment repairs and sales are realized when the services are provided.

THREE MONTHS ENDED MARCH 31, 2010 COMPARED WITH THREE MONTHS ENDED MARCH 31, 2009

Revenue

Our total revenue increased by $724 or approximately 2.23%, from $32,408 in the three months ended March 31, 2009 to $33,132 in the three months ended March 31, 2010.  This increase was primarily attributable to an increase in phone usage.

Our coin call revenue increased by $3,500 or approximately 43.75%, from $8,000 in the three months ended March 31, 2009 to $11,500 in the three months ended March 31, 20101.  The increase in coin call revenue was primarily attributable to increased coin originated calling.

Our non-coin call revenue, which consists primarily of dial-around  revenue decreased $3,500 or approximately 23.33% from $15,000 in the three months ended March 31, 2009 to $11,500 in the three months ended March 31, 2010.   This decrease was primarily attributed to reducing the monthly accrual amount.   The payments are received  quarterly, we were accruing $5,000 monthly.  We have reduced that estimate so as to accrue a total of 11,500 over the quarter, since it over the last year the dial around revenue has been between $11,000 and $12,000 per quarter.

Service and Repair Sales decreased by $220 or approximately 3.94%  to $5,364 for the three months ended March 31, 2010 from $5,584 for the same period in 2009. This decrease is due to decrease sale of repair services.

Cost of Revenue

Our overall cost of sales increased to $12,540 for the three months ending March 31, 2010 by $6,163 or approximately 96.64% from $6,377 for the three months ending March 31, 2009.  This increase in our overall cost is primarily due to increased usage.

Our ongoing strategy is to identify and remove unprofitable payphones. Once a low revenue payphone is identified, we offer the site owner an opportunity to purchase the equipment. If the site owner does not purchase the payphone, we remove it from the site.  At the same time, our plan is to continue to look out for ideal locations with high traffic to install our payphones, which is evidenced by our increased telecommunication costs as a result of installing new phones for the three months ended March 31, 2010 over the same period in 2009.

Depreciation expense decreased to $0 in the three months ending March 31, 2010 compared to  $164  for the three months ending March 31, 2009.

Our commissions expense increased by $300 or approximately 54.64% to $849 in the three months ending March 31, 2010 from $549 for the three months ending March 31, 2009.

Operating Expenses

Operating expenses increased by $43,210 or approximately 97.32% to $87,612 for the three months ended March 31, 2010 compared to $44,402 for the same period in 2009.

Salaries and related payroll taxes decreased by $1,662 or approximately 18.00% to $7,571 for the three months ended March 31, 2010 compared to $9,233 for the same period in 2009. This decrease is due employee not taking regularly scheduled payroll.

Rent was unchanged at $15,000 for the three months ended March 31, 2010 compared to $15,000 for the same period in 2009. This consistency is due to a 3 year lease signed in 2007.

Professional fees increased by $40,487 or approximately 333.91%   to $52,612 for the three months ended March 31, 2010 compared to $12,125 for the same period in 2009.  These are fees we pay to accountants and attorneys throughout the year for performing various tasks.

Interest Expense

Interest expense, net, increased $11,643 or approximately 158.00 %  for the three months ended March 31, 2010 to $19,012, from $7,369 for the three months ended March 31, 2009. This increase was due to recording imputed interest, and increase in notes to related parties.

Net Loss from Operations

We had net loss of $86,032 for the three months ended March 31, 2010 as compared to a net loss of $25,740 for the three months ended March 31, 2009. This decrease was primarily due to a an increase in operating expenses for the three months ended March 31, 2010. The increases were related to rent and professional fees, this will remain the same in future years.

LIQUIDITY AND CAPITAL RESOURCES

March 31, 2010

Our primary liquidity and capital resource needs are to finance the costs of our operations, to make capital expenditure.

As of March 31, 2010, we had $0 cash on hand.

We believe that we will continue to need investing and financing activities to fund operations.

Net cash used in operating activities was $31,662 during the three-month period ended March 31, 2010, mainly representative of the net loss incurred during 2010. This compares to net cash used in operating activities of $28,242 for the three-month period ended March 31, 2009 which resulted from an decrease in accounts receivable  and an increase in accounts payable and related party notes.

Net cash provided by financial activities was $31,662 during three-month period ended March 30, 2010, mainly representing the proceeds from notes and related party payables.  This compares to net cash provided by financing activities of $28,242  for the three-month period ended March 31, 2009  due to proceeds from notes and related party notes.

Our expenses to date are largely due to rents for the office space and the cost of sales for telephone communication costs.

We believe that our results of financing activities will provide us with the necessary funds to satisfy our liquidity needs for the next 12 months. To the extent that such funds are insufficient, our principal stockholder has agreed to fund our operations for the next three-month period and beyond in the form of a loan or loans.

Working Capital

As of March 31, 2010, we had total current assets of $22,793 and total current liabilities of $659,445, which results in working deficit of $636,652.

TWELVE MONTHS ENDED DECEMBER 31, 2009 COMPARED WITH TWELVE MONTHS ENDED DECEMBER 31, 2008

Revenue

Our total revenue decreased by $4,997 or approximately 4%, from $121,436 in the twelve months ended December 31, 2008 to $116,439 in the twelve months ended December 31, 2009.  This decrease was primarily attributable to a decrease in coin revenue and payphone service revenue as well as a reduced number of payphones coupled with increased competition from wireless communication service.

Our commissions increase by $2,596 or approximately 28%, from $9,416 in the twelve months ended December 31, 2008 to $12,012 in the twelve months ended December 31, 2009. This increase was primarily attributable to a higher volume of payphones usage in our network.

Our coin call revenue decreased by $2,111 or approximately 6%, from $36,901 in the twelve months ended December 31, 2008 to $34,790 in the twelve months ended December 31, 2009.  The decrease in coin call revenue was primarily attributable to a reduced number of payphones in the network.

Our non-coin call revenue, which consists primarily of dial-around revenue, increased $3,695 or approximately 7% from $52,696 in the twelve months ended December 31, 2008 to $49,001 in the twelve months ended December 31, 2009.   This increase was primarily attributed to a higher volume of toll free calling (ex. 1-800,1-888,1-877,1-866 calls) in this quarter.

Service and Repair Sales decreased by $1,787 or approximately 8% to $20,636 for the twelve months ended December 31, 2009 from $22,423 for the same period in 2008. This decrease is due to less payphones to repair and service because the number of payphones have decreased, the number of payphones breaking down and requiring repair is consequently less.  We only receive service revenue for company-owned payphones and repair revenue for privately-owned payphones. Some privately-owned payphones represent unprofitable locations that we previously owned but have since sold to the site owner.

Cost of Revenue

Our overall cost of revenue increased by $3,341 or approximately 12%, from $27,346 in the twelve months ended December 31, 2008 to $30,687 in the twelve months ended December 31, 2009.  This increase in our overall cost of revenue is primarily a decrease in telecommunication costs.

Our telecommunication costs increased by $3,342 or approximately 13% from $26,692 in the twelve months ending December 31, 2008 to $30,034 for the twelve months ending December 31, 2009.  Our ongoing strategy is to identify and remove unprofitable payphones.  Once a low revenue payphone is identified, we offer the site owner an opportunity to purchase the equipment.  If the site owner does not purchase the payphone, we remove it from the site, which is evidenced by our decreased telecommunication costs as a result of removing phones for the twelve months ended December 31, 2009 over the same period in 2008.  At the same time, our plan is to continue to look out for ideal locations with high traffic to install our payphones.

Depreciation expense remained constant at $653 in the twelve months ending December 31, 2009 and 2008. This is due to certain assets being fully depreciated and our ongoing strategy of identifying unprofitable payphones, and selling them to the site owners.  Once a payphone is sold to the site owner, it is removed from our assets and depreciation schedules.  We own telephone equipment and motor vehicles, which provide a service for a number of years.  The term of service is commonly referred to as the “useful life” of the asset.  Because an asset such as telephone equipment or motor vehicle is expected to provide service for many years, it is recorded as an asset, rather than an expense, in the year acquired.   A portion of the cost of the long-lived asset is reported as an expense during the cost of an asset to expense over its life in a rational and systematic manner.

Our commissions expense increased by $4,902 or approximately 920% to $4,369 in the twelve months ending December 31, 2009 from ($533) in the twelve months ending December 31, 2008. This increase was due to new location who receives a monthly commission.

Operating Expenses

Operating expenses decreased by $9,634 or approximately 5% to $173,064 for the twelve months ended December 31, 2009 compared to $182,698 for the same period in 2008. This was due to the fees we pay our accountants and attorneys for performing they’re services.

Salaries and related payroll taxes decreased by $5,654 or approximately 8% to $43,103 for the twelve months ended December 31, 2009 compared to $48,757 for the same period in 2008. This decrease is due to the employee taking less payroll in 2009.

Our insurance expense decreased by $6,246 or approximately 93% to $469 for the twelve months ended December 31, 2009 compared to $6,715 for the same period in 2008. This decrease was due to a decrease in insurance premiums and cancellation of a policy.

Professional fees increased by $835 or approximately 2% to $48,395 for the twelve months ended December 31, 2009 compared to $47,560 for the same period in 2008.  This decrease is due to a decrease in fees we pay to accountants and attorneys throughout the year for performing various tasks.

Our telephone, utilities, office, and vehicle expenses, together account for a decrease of $4,227 or approximately 17% to $21,297 for the twelve months ended December 31, 2009 compared to $25,524 for the same period in 2008.

Interest Expense

Interest expense, increased $31,740 or approximately 105% to $61,923 for the twelve months ended December 31, 2009 from $30,183 for the twelve months ended December 31, 2008. This increase was due to more interest-rate debt.

Net Loss from Operations

We had a net loss of $144,390 for the twelve months ended December 31, 2009 as compared to a net loss of $118,791 for the twelve months ended December 31, 2008. The increase is related to the reasons stated above.

Liquidity and Capital Resources

Our primary liquidity and capital resource needs are to finance the costs of our operations and to make capital expenditure.

We had no cash on hand as of December 31, 2009 and 2008.

We believe that we will continue to need investing and financing activities to fund operations.Net cash used in operating activities was $37,042 during the twelve month period ended December 31, 2009, mainly representative of the decrease in accounts payable and net loss incurred during 2009. This compares to net cash used in operating activities of $37,527 for the twelve month period ended December 31, 2008 which resulted from a decrease in accounts payable.

Net cash provided by investing activities was $200 during twelve month period ended December 31, 2009, representing a sale of equipment.  This compares to net cash provided by financing activities of $0 for the twelve month period ended December 31, 2008.

Net cash provided by financing activities was $36,842 during twelve month period ended December 31, 2009, mainly representing the proceeds from related party notes.  This compares to net cash provided by financing activities of $37,527 for the twelve month period ended December 31, 2008 due to proceeds from related party notes.

Our expenses to date are largely due to rents for the office space, professional fees for financial services performed and the cost of sales for telephone communication costs.

We believe that our results of financing activities will provide us with the necessary funds to satisfy our liquidity needs for the next 6 months. To the extent that such funds are insufficient, our principal stockholder has agreed to fund our operations for the next six-month period and beyond in the form of a loan or loans.  However, there is no formal agreement with our principal stockholder, Greenwich Holdings LLC in writing or otherwise to do so and accordingly may not be enforced against Greenwich Holdings, Inc. in the event that it decides not to continue to fund the Company.

Working Capital

As of December 31, 2009, we had current assets of $25,046 and current liabilities of $639,575 which result in working deficit of $614,529 compared to a working deficit of $537,506 as of December 31, 2008.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in our financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. However, future events are subject to change, and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in our balance sheet, and the amounts of revenues and expenses reported for each of our fiscal periods, are affected by estimates and assumptions which are used for, but not limited to, the accounting for allowance for doubtful accounts, goodwill and intangible asset impairments, restructurings, inventory and income taxes. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of our financial statements.

Revenue Recognition Policies

For the fiscal year 2009, the Company derives its primary revenue from the sources described below, which includes dial around revenues, coin collections, and telephone equipment repairs and sales. Other revenues generated by the company include commissions.

Dial around revenues are generated from calls to gain access to a different long distance carrier than is already programmed into the phone. Revenues from dial around calls are recorded based upon estimates until the coin collection revenues are generated when callers deposit coins into the phones to make calls. Coin revenues are recorded in an amount equal to the coins collected.  Revenues on commissions and telephone equipment repairs and sales are realized when the services are provided.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically are subject to seasonal variations geographic distributon of payphones and type of location. Because we operate in the northeastern part of the country with many of the payhones located outdoors, weather patterns affect our revenue streams. Revenue drops off significantly during winter and conversely show an increase in the spring and summer. Revenue is generally lowest in the first quarter and highest in the third quarter.

Recent Accounting Pronouncement

In June 2008, the FASB finalized FASB ASC 815-40-15, which outlines a procedure to determine if an equity-linked financial instrument (or embedded feature) is indexed to its own common stock. FASB ASC 815-40-15 is effective for fiscal years beginning after December 15, 2008. The adoption of FASB ASC 815-40-15 did not have an impact on our financial position, results of operations or cash flows.

In May 2009, the FSAB issued FASB ASC 855 which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued.  It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date–that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented.  ASC 855 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009.

In July 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance relating to the “FASB Accounting Standards Codification” at FASB ASC 105, as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The codification is effective for interim periods ending after September 15, 2009. All existing accounting standards are superseded as described in FASB ASC 105. All other accounting literature not included in the Codification is non-authoritative. The adoption of FASB ASC 105 did not impact our results of operations, financial position or cash flows.

OUR BUSINESS

Introduction

Spin-Off

We were incorporated in the State of Delaware on January 26, 2010 as a wholly-owned subsidiary of Datone, Inc.

On January 22, 2010,  the board of directors of Datone  resolved that in connection with a proposed reverse merger transaction between Datone and Glory Reach, it was in the best interest of Datone to transfer its revenue-generating assets, liabilities and business to its wholly own subsidiary, DT Communications, Inc. (“DTC”) and thereafter, effect a dividend of its shares in DTC to all its shareholders as the Record Date of February 12, 2010 (the “Spinoff”).  The transfer was consummated on January 26, 2010.

The Spin-off will only be effective when all the requirements for the Spin-off have been fulfilled, which include the mailing of this information statement and the filing of a registration statement with the Securities and Exchange Commission in connection with the Spin-off. All the conditions for the Spin-off will be fulfilled on dissemination of the information statement.

After the distribution, each holder of Datone common stock of record on the Record Date will own DT Communications, Inc. common stock as well as continue to own Datone common stock.

As a result of the transfer of assets, liabilities and business from Datone, we are now involved in the business of operating and managing payphones in New York state. As of  June 11, 2010, we own and manage 148 payphones in New York state.

Reverse Merger

On February 12, 2010, Datone, Glory Reach, Greenwich Holdings LLC (“Greenwich”). Qingdao Hongguan Shoes Co. Ltd. (“Hongguan”) and the shareholders of Glory Reach entered into a Share Purchase Agreement and Share Exchange (the “Share Exchange Agreement”), pursuant to which Datone acquired 100% of the issued and outstanding shares of Glory Reach in exchange for 10,000 shares of Datone’s Series A Convertible

Preferred Stock (the “Reverse Merger”).  The Series A Convertible Preferred Stock will be automatically converted into shares of Datone common stock upon the effectiveness of a 1:27 reverse stock split by Datone at a rate of 970 post-reverse split shares for each share of Series A Convertible Preferred Stock.

            As a result of the Reverse Merger, Datone will be in the shoe industry. By contrast, we are in the business of owning and managing payphones in New York State.

About Our Products and Services

We presently own, operate and manage privately owned public payphones in the State of New York. As of June 11, 2010, we owned, operated and managed approximately 148 payphones. We may pay site owners a commission based on a flat monthly rate or on a percentage of sales. Some of the businesses include, but are not limited to, retail stores, convenience stores, bars, restaurants, gas stations, colleges and hospitals. In the alternative, our agreement with business owners may be to provide the telecommunications services without the payment of any commissions.

The chart below describes the geographic locations of 148 payphones.

County in New York	Number of Phones
Cayuga	10
Cortland	2
Delaware	29
Jefferson	3
Oneida	10
Onondaga	79
Oswego	6
Steuben	9
Total	148

The local telephone switch controls the traditional payphone technology. The local switch does not provide any services in the payphone that can benefit the owner of the phone. As we purchase phones from other companies, we upgrade them with "smart card" payphone technology which we license from Quortech. The upgrade is a circuit board with improved technology.

Coin Calls

Our payphones generate coin revenues primarily from local calls. Historically, the maximum rate that local exchange carriers (“LECs “) and independent payphone providers (“IPPs”) could charge for local calls was generally set by state regulatory authorities and in most cases was $0.25 through October 6, 1997. We charged $0.25, $0.35, and $0.50 in New York.

We obtain local line access from various LECs, including Verizon, Citizens Communications, Frontier Comm. and various other independent telephone operating telephone companies (“ITOCs”). New sources of local line access are expected to emerge as competition continues to develop in local service markets.

In ensuring "fair compensation" for all calls, the FCC determined that local coin rates from payphones should be generally deregulated by October 7, 1997, but provided for possible modifications or exemptions from deregulation upon a detailed demonstration by an individual state that there are market failures within the state that would not allow market-based rates to develop. On July 1, 1997, a federal court issued an order that upheld the FCC's authority to deregulate local coin call rates.

In accordance with the FCC's ruling and the court order, certain regional bell operating companies (“RBOCs”), LECs and IPPs, including ourselves, began to increase rates for local coin calls from $0.25 to $0.35 after October 7, 1997.

Long distance carriers that have contracted to provide transmission services to our payphones typically carry long distance coin calls. We pay a charge to the long-distance carrier each time the carrier transports a long-distance call for which we receive coin revenue from an end user.

Non-coin Calls

We also receive revenue from non-coin calls made from our payphones. Traditional non-coin calls include credit card, calling card, prepaid calling card, collect and third party billed calls where the caller dials "0" plus the number or simply dials "0" for an operator.

The services needed to complete a non-coin call include providing an automated or live operator to answer the call, verifying billing information, validating calling cards and credit cards, routing and transmitting the call to its destination, monitoring the call's duration and determining the charge for the call, and billing and collecting the applicable charge. We have contracted with operator service providers to handle these calls and perform all associated functions, while paying us a commission on the revenue generated.

Smart Payphone Technology

Our payphones utilize "smart" technology which provides voice synthesized calling instructions, detects and counts coins deposited during each call, informs the caller at certain intervals of the time remaining on each call, identifies the need for and the amount of an additional deposit in order to continue the call, and provides other functions associated with the completion of calls. Through the use of a non-volatile, electronically erasable, programmable memory chip, the payphones can also be programmed and reprogrammed from our central computer facilities to update rate information or to direct different types of calls to particular carriers. Our payphones can also distinguish coins by size and weight, report to our central host computer the total amount of coin in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number.

The “smart card” technology also allows us to determine on a preset time basis the operational status of the payphone. It also tells us when the coins in the phone have to be collected, the number and types of calls that have been made from each phone, as well as other helpful information that helps us provide better service to our payphone using public. This upgrade of the phones reduces the number and frequency of service visits due to outages and other payphone-related problems and, in turn, reduces the maintenance costs. Other companies manufacture the components of the payphones for the industry including Universal Communications and TCI, which provides hand sets, key pads, totalizers, and relays.

Customer Service

The technology we use enables us to (i) respond quickly to equipment malfunctions and (ii) maintain accurate records of payphone activity, which can be verified by customers. We strive to minimize "downtime" on our payphones by identifying service problems as quickly as possible. We employ both advanced telecommunications technology and a trained field technician as part of our commitment to provide superior customer service. The records generated through our technology also allow for the more timely and accurate payment of commissions to location owners.

Service and Maintenance

We employ a field service technician, who collects coin boxes, and clean and maintains a route of payphones. Our technician also responds to trouble calls made by Location Owners, by users of payphones or by the telephone itself as part of its internal diagnostic procedures. Our technician is also responsible for the installation of new payphones.

            We assemble and repair payphone equipment for our use. The assembly of payphone equipment provides us with technical expertise used in the operation, service, maintenance and repair of our payphones. We assemble, refurbish or replace payphones from standard payphone components either obtained from our sizable inventory or purchased from component manufacturers. These components include a metal case, an integrated circuit board incorporating a microprocessor, a handset and cord, and a coin box and lock. On the occasion when components are not available from inventory, we can purchase the components from several suppliers. We do not believe that the loss of any single supplier would have a material adverse effect on our assembly operations.

Our payphones comply with all material regulatory requirements regarding the performance and quality of payphone equipment and have all of the operating characteristics required by the applicable regulatory authorities, including free access to local emergency (911) telephone numbers, dial-around access to all available carriers, and automatic coin return capability for incomplete calls.

Customers, Sales and Marketing

The location owners with whom we contract are a diverse group of small and medium sized businesses, which are frequented by individuals needing payphone access. The majority of our payphones are located at convenience stores, truck stops, service stations, grocery stores, colleges and hospitals.

We install our payphones in convenience stores, truck stops, service stations, grocery stores, colleges and hospitals. Before we install a phone, we search for, and utilize historical revenue information about each payphone location. In locations where historical revenue information is not available, we rely on our site survey to examine geographic factors, population density, traffic patterns and other factors in determining whether to install a payphone. We recognize, however, that recent changes in payphone traffic volumes and usage patterns being experienced on an industry-wide basis warrant a continued assessment of the location deployment of our payphones.

Our location agreements may provide for revenue sharing with the applicable location owners based on fixed percentages of revenues. Our agreements also provide for monthly billing for payphone service. We can terminate a location agreement on 30 days' notice to the location owner if the payphone does not generate sufficient revenue.

We have an independent contractor who installs the payphones on an as needed basis for us. He bills us and we pay him.  We do not have a long term contract with him.

Significant Customers

We do not rely on any major customer for our revenue. We have a variety of small single businesses as well as some small chain stores that we service. We do not believe that we would suffer dramatically if any one customer or small chain decided to stop using our phones. We must buy dial tone for each payphone from the local exchange carrier. As long as we pay the carrier bill, it is required to provide a dial tone. As a regulated utility, the exchange carrier may not refuse to provide us service. Alternate service exists in certain areas where competitors are located. We use alternate local service providers when we can get a better price for the service. We also use long distance providers on all the payphones.

Payphone users can circumvent the usual payment method and avoid inserting a coin by using an access code or 800 number provided by a long distance carrier. These “dial-around” numbers, while convenient for users, leave payphone service providers uncompensated for the call made. The Federal Communications Commission , or the FCC, as instructed by Congress in the Telecommunications Act of 1996 , created regulations to ensure that payphone service providers receive compensation for these “dial-around” calls.

The FCC requires the sellers of long distance toll free services to pay the payphone owner $0.494 cents per call. These funds are remitted quarterly through a service provided by the American Public Communication Council (APCC).

Service and Equipment Suppliers

Our primary suppliers provide payphone components, local line access, long-distance transmission and operator services. To promote acceptance by end users accustomed to using RBOC or LEC-owned payphone equipment, we utilize payphones designed to be similar in appearance and operation to payphones owned by LECs.

We purchase circuit boards from various manufacturers for repair and installation of our payphones. We primarily obtain local line access from various LECs, including Verizon, Citizens Communications, Frontier Comm. and various other ITOCs and competitive suppliers of local line access. New sources of local line access are expected to emerge as competition continues to develop in local service markets. Long-distance services are provided to us by various long-distance and operator service providers, including AT&T, Qwest, ILD Telecommunications, Inc., and others.

We expect the basic availability of such products and services to continue in the future; however, the continuing availability of alternative sources cannot be assured. Although we are not aware of any current circumstances that would require us to seek alternative suppliers for any material portion of the products or services used in the operation of our business, transition from our existing suppliers, if necessary, could have a disruptive effect on our operations and could give rise to unforeseen delays and/or expenses.

Competition

The market in which we do business is highly competitive and constantly evolving. We compete for payphone locations directly with RBOCs, LECs and other IPPs. We also compete, indirectly, with long-distance companies, which can offer location owners commissions on long-distance calls made from LEC-owned payphones. We compete with LECs and long-distance companies who may have substantially greater financial, marketing and other resources.

Generally, we face competition from the larger and more established telecommunication companies, from companies that develop new technology, as well as the many smaller companies throughout the country. Companies that have greater resources, including but not limited to, a larger sales force, more money, larger manufacturing capabilities and greater ability to expand their markets also cut into our potential payphone customers. Many of our competitors have longer operating histories, significantly greater financial strength, nationwide advertising coverage and other resources that we do not have. Our competitors might introduce a less expensive or more improved payphone. These, as well as other factors, can have a negative impact on our income.

We believe that our principal competition is from providers of wireless communications services for both local and long distance traffic. Certain providers of wireless communication services have introduced rate plans that are competitively-priced with certain of the products offered by us, and have negatively impacted the usage of payphones throughout the nation. The last several years have shown a marked increase in the use of cellular phones and toll free services which cut into our potential payphone customer base. We have attempted to address this issue by avoiding locations that service business travelers. For many years, these locations were the most lucrative, but now they are the locations most impacted by the cellular user.

We believe that the competitive factors among payphone providers are (1) the commission payments to a location owner, (2) the ability to serve accounts with locations in several LATAs or states, (3) the quality of service and the availability of specialized services provided to a Location Owner and payphone users, and (4) responsiveness to customer service needs. We believe that we are currently competitive in each of these areas. For example, we compete with the large former Bell companies that provide local service by paying a commission to the site owner. The commission is an enticement for the site owner to use our phone on its site. We believe we are able to provide a higher quality customer service because the phones alert us to any technical difficulties, and we can service them promptly. The ability to immediately know that a problem exists with a payphone is very important because down time for a phone means lost revenue for us.

Additionally, a number of domestic IPPs continue to experience financial difficulties from various competitive and regulatory factors impacting the pay telephone industry generally, which may impair their ability to compete prospectively. While no assurances can be given, we believe that these circumstances create an opportunity for us to obtain new location agreements and reduced site commissions going forward. There are no guarantees that we will be able to obtain new location agreements that are advantageous to our company.

We compete with long-distance carriers that provide dial-around services that can be accessed through our payphones. Certain national long-distance operator service providers and prepaid calling card providers have implemented extensive advertising promotions and distribution schemes which have increased dial-around activity on payphones owned by LECs and IPPs, including our company, thereby reducing traffic to our primary providers of long-distance service. While we do receive compensation for dial-around calls placed from our payphones, regulatory efforts are underway to improve the collection system and provide us with the ability to collect that portion of dial-around calls that are owed.

Government Regulation

We are subject to varying degrees of regulation by federal, state, local and foreign regulators. The implementation, modification, interpretation and enforcement of these laws and regulations vary and can limit our ability to provide many of our services. Our ability to compete in our target markets depends, in part, upon favorable regulatory conditions and the favorable interpretations of existing laws and regulations.

FCC Regulation and Interstate Rates

Our services are subject to the jurisdiction of the Federal Communications Commission (FCC) with respect to interstate telecommunications services and other matters for which the FCC has jurisdiction under the Communications Act of 1934, as amended.

Payphone users can circumvent the usual payment method and avoid inserting a coin by using an access code or 800 number provided by a long distance carrier. These “dial-around” numbers, while convenient for users, leave payphone service providers uncompensated for the call made. The Federal Communications Commission, as instructed by Congress in the Telecommunications Act of 1996, created regulations to ensure that payphone service providers receive compensation for these “dial-around” calls.

The FCC requires the sellers of long distance toll free services to pay the payphone owner $0.494 cents per call. These funds are remitted quarterly through a service provided by the American Public Communication Council “APCC.”

If the FCC regulation requiring sellers of long distance toll free services to pay payphone owners $0.494 per call is reduced or repealed, it could have a negative effect upon our revenue stream. We have no control over what rules and regulations the state and federal regulatory agencies require us to follow now or in the future. It is possible for future regulations to be so financially demanding that they cause us to go out of business. We are not aware of any proposed regulations or changes to any existing regulations.

Telecommunications Act of 1996

The Telecommunications Act of 1996, regulatory and judicial actions and the development of new technologies, products and services have created opportunities for alternative telecommunication service providers, many of which are subject to fewer regulatory constraints. We are unable to predict definitively the impact that the ongoing changes in the telecommunications industry will ultimately have on our business, results of operations or financial condition. The financial impact will depend on several factors, including the timing, extent and success of competition in our markets, the timing and outcome of various regulatory proceedings and any appeals, and the timing, extent and success of our pursuit of new opportunities resulting from the Telecommunications Act of 1996 and technological advances.

Intellectual Property

As we purchase phones from other companies, we upgrade them with "smart card" payphone technology. The upgrade is a circuit board with improved technology. The “smart card” technology allows us to determine on a preset time basis the operational status of the payphone. We are given a license to use the “smart card” technology from Quortech, the founder and manufacturer of “smart card” technology when we purchase the phones. We do not have a separate license for smart card technology from Quortech. The technology informs us when the coins in the phone have to be collected, the number and types of calls that have been made from each phone, as well as other helpful information that helps us provide better service to our payphone using public. This upgrade of the phones reduces the number and frequency of service visits due to outages and other payphone-related problems and, in turn, reduces the maintenance costs. Other companies manufacture the components of the payphones for the industry including Universal Communications and TCI, which provides hand sets, key pads, totalizers, and relays.

Research and Development

We have not expended any money in the last two fiscal years on research and development activities.

Seasonality

Our revenue from payphone operation are affected by seasonal variations, geographic distribution of payphones and type of location. Because we operate in the northeastern part of the country with many of the payphones located outdoor, weather patterns affect our revenue streams. Revenue drops off significantly during winter and conversely show an increase in the spring and summer. Revenue is generally lowest in the first quarter and highest in the third quarter.

Future Mergers and Acquisitions

Because of our corporate history of mergers and acquisitions, we will not rule out the possibility of future similar mergers and acquisitions activities with other privately owned entities seeking to become a publicly owned entity. Management does not, however, intend to actively seek out such mergers or acquisitions. Given our limited funds, we can give no assurance that we will be successful in finding or acquiring a desirable business opportunity, nor that any merger or acquisition will be on terms that are favorable to us or our current stockholders.

We anticipate that any business opportunities presented to us will either (i) be in the process of formation, or be recently organized with limited operating history or a history of losses attributable to under-capitalization or other factors; (ii) experiencing financial or operating difficulties; (iii) be in need of funds to develop new products or services or to expand  into a new  market,  or  have  plans  for  rapid  expansion  through acquisition of competing businesses; or (iv) have other similar characteristics.

If we were to entertain any mergers and acquisition prospects, our inclination will be on properties or businesses that we believe to be undervalued or that we believe may realize a substantial benefit from being publicly owned.  Given the above factors, investors should expect that any acquisition candidate might have little or no operating history, or a history of losses or low profitability.

We will not be restricted to investment opportunities to any particular geographical area or industry, and may, therefore, engage in essentially any business, to the extent of our limited resources. Our discretion in the selection of business opportunities is unrestricted, subject to the availability of such opportunities, economic conditions and other factors.

Any entity which has an interest in being acquired by, or merging into us, is expected to be an entity that desires to become a public company and establish a public trading market for its securities. In connection with such a merger or acquisition, it is likely that an amount of stock constituting control of the Company would either be issued by us or be purchased from our current principal stockholders by the acquiring entity or its affiliates. Thereafter our business, assets and liabilities will be spun-off into a subsidiary.

If stock is purchased from the current principal stockholders, the transaction is likely to result in substantial gains to the current principal stockholders relative to their purchase price for such stock. In our judgment, none of our then officers and directors would thereby become an underwriter within the meaning of the Section 2(11) of the Securities Act of 1933, as amended, as long as the transaction is a private transaction rather than a public distribution of securities. The sale of a controlling interest by our principal stockholders would occur at a time when minority stockholders, if there are any, are unable to sell their shares because of the lack of a public market for such shares.

Depending upon the nature of the transaction, our current officers and directors may resign their management and board position in connection with a change of control or acquisition of a business opportunity. In the event of such a resignation, our current management would thereafter have no control over the conduct of our business.

It is anticipated that business opportunities will come to our attention from various sources, including our officers, directors, stockholders, professional advisors such as attorneys and accountants, securities broker-dealers, venture capitalists, members of the financial community and others who may present unsolicited proposals. We have no plans, understandings, agreements, or commitments with any individual for such person to act as a finder of opportunities for the Company.

Investigation and Selection of Business Opportunities

To a large extent, a decision to participate in a specific business opportunity may be made upon our analysis of the quality of the other company’s management and personnel, the anticipated acceptability of new products  or  marketing  concepts,  the merit  of  technological  changes,  the perceived benefit the business opportunity will derive from becoming a publicly held entity, and numerous other factors which are difficult, if not impossible, to analyze through the application of any objective criteria. In many instances, it is anticipated that the historical  operations  of a  specific  business opportunity may not necessarily be indicative of the potential for the future because of a variety of factors, including, but not limited to, the possible need to expand substantially, shift marketing approaches, change product emphasis, change or substantially augment management, raise capital and the like.

It is anticipated that we will not be able to diversify, but will essentially be limited to the acquisition of one business opportunity because of our limited financing.  This lack of diversification will not permit us to offset potential losses from one business opportunity against profits from another, and should be considered an adverse factor affecting any decision to purchase our securities.

Certain types of business acquisition transactions may be completed without any requirement that we first submit the transaction to the stockholders for their approval.  In the event the proposed transaction is structured in such a fashion that stockholder approval is not required, holders of our securities (other than the principal stockholder holding a controlling interest) should not anticipate that they would be provided with financial statements or any other documentation prior to the completion of the transaction.  Other types of transactions may require prior approval of the stockholders.

In the event a proposed business combination or business acquisition transaction requires stockholder approval, we will be required to prepare a Proxy or Information Statement describing the proposed transaction, file it with the Commission for review and approval, and mail a copy of it to all our stockholders prior to holding a stockholders’ meeting for purposes of voting on the proposal or if no stockholders’ meeting will be held, prior to consummating the proposed transaction.  Minority shareholders may have the right, in the event the transaction is approved by the required number of stockholders, to exercise statutory dissenter’s rights and elect to be paid the fair value of their shares.

The analysis of business opportunities will be undertaken by or under the supervision of our current officers and directors, who are not professional business analysts.  Although there are no current plans to do so, our management might hire an outside consultant to assist in the investigation and selection of business opportunities, and might pay a finder's fee. Since our management has no current plans to use any outside consultants or advisors to assist in the investigation and selection of business opportunities, no policies have been adopted regarding use of such consultants or advisors, the criteria to be used in selecting such consultants or advisors, the services to be provided, the term of service, or the total amount of fees that may be paid.  However, due to our limited resources, it is likely that any such fee we agree to pay would be paid in stock and not in cash.

Otherwise, in analyzing potential business opportunities, our management anticipates that it will consider, among other things, the following factors:

•	potential for growth and profitability indicated by new technology, anticipated market expansion, or new products;

•	our perception of how any particular business opportunity will be received by the investment community and by our stockholders;

•
whether, following the business combination, the financial condition of the business opportunity would be, or would have a significant prospect in the near future of becoming, sufficient to enable the securities of the Company to qualify for listing on an exchange or on a national automated securities quotation system, such as NASDAQ, so as to permit the trading of such securities to be exempt from the requirements of Rule 15g-9 adopted by the Commission;

•
capital requirements and anticipated availability of required funds, to be provided by us or from operations, through the sale of additional securities, through joint ventures or similar arrangements, or from other sources;

•	the extent to which the business opportunity can be advanced;

•	competitive position as compared to other companies of similar size and experience within the industry segment as well as within the industry as a whole;

•	strength and diversity of existing management or management prospects that are scheduled for recruitment;

•	the cost of participation by the Company as compared to the perceived tangible and intangible values and potential; and

•	the accessibility of required management expertise, personnel, raw materials, services, professional assistance, and other required items.

We are unable to predict when we may participate in a business opportunity.  We expect, however, that the analysis of specific proposals and the selection of a business opportunity may take several months or more.

Prior to making a decision to participate in a business opportunity, we will generally request that we are provided with written materials regarding the business opportunity containing as much relevant information as possible, including, but not limited to, such items as a description of products, services and company history; management resumes; financial information; available projections, with related assumptions upon which they are based; an explanation of proprietary products and services; evidence of existing patents, trademarks, or service marks, or rights thereto; present and proposed forms of compensation to management; a description of transactions between such company and its affiliates during the relevant periods; a description of present and required facilities; an analysis of risks and competitive conditions; a financial plan of operation and estimated capital requirements; audited financial statements, or if they are not available, un-audited financial statements, together with reasonable assurance that audited financial statements would be able to be produced within a reasonable period not to exceed 60 days following completion of a merger or acquisition transaction; and the like.

As part of our investigation, our executive officers and directors may meet personally with management and key personnel of acquisition, may visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check references of management and key personnel candidates, and take other reasonable investigative measures, to the extent our limited financial resources and management expertise allow them to do so.

It is possible that the range of business opportunities that might be available for consideration by us could be limited by the impact of the Commission regulations regarding purchase and sale of penny stocks. The regulations would affect, and possibly impair, any market that might develop in our securities until such time as they qualify for listing  on  NASDAQ  or on  an  exchange  which  would  make  them  exempt  from applicability of the penny stock regulations.

            We believe that various types of potential merger or acquisition candidates might find a business combination with us to be attractive.  These include acquisition candidates desiring to create a public market for their shares in order to enhance liquidity for current stockholders, acquisition candidates, which have long-term plans for raising capital through public sale of securities and believe that the possible prior existence of a public  market  for  their  securities  would  be  beneficial,  and  acquisition candidates  which  plan  to  acquire   additional  assets  through  issuance  of securities rather than for cash, and believe that the possibility of development of a public market for their securities will be of assistance in that process. Acquisition candidates, who have a need for an immediate cash infusion, are not likely to find a potential business combination with us to be an attractive alternative.

Form of Acquisition

It is impossible to predict the manner in which we may participate in a business opportunity.  Specific business opportunities will be reviewed as well as the respective needs and desires of the Company and the promoters of the opportunity and, upon the basis of the review and the relative negotiating strength of the Company and such promoters, the legal structure or method deemed by management to be suitable will be selected.  Such structure may include, but is not limited to, leases, purchase and sale agreements, licenses, joint ventures and other contractual arrangements.  We may act directly or indirectly through an interest in a partnership, corporation or other form of organization.  Implementing such structure may require the merger, consolidation or reorganization of the Company with other corporations or forms of business organization.  In addition, the present management and stockholder of the Company most likely will not have control of a majority of the voting stock of the Company following a merger or reorganization transaction. As part of such a transaction, our existing directors may resign and new directors may be appointed without any vote by stockholders.

It is likely that we will acquire a participation in a business opportunity through the issuance of common stock or other securities of the Company.  Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called B tax free reorganization under the Internal Revenue Code of 1986 as amended, depends upon the issuance to the stockholders of the acquired company of a controlling interest (i.e., 80% or more) of the common stock of the combined entities immediately following the reorganization.  If a transaction were structured to take advantage of these provisions rather than other tax-free provisions provided under the Internal Revenue Code, our current stockholders would retain 20% or less of the total issued and outstanding shares.  This could result in substantial additional dilution in their equity to such reorganization. Any such issuance of additional shares might also be done simultaneously with a sale or transfer of shares representing a controlling interest in by our principal stockholders.

It is anticipated that any new securities issued in any reorganization would be issued in reliance upon one or more exemptions from registration under applicable federal and state securities laws to the extent that such exemptions are available.  In some circumstances, however, as a negotiated element of the transaction, the Company may agree to register such securities either at the time the transaction is consummated or under certain conditions at specified times thereafter.  The issuance of substantial additional securities and their potential sale into any trading market that might develop in our securities may have a depressive effect upon such market.

We will participate in a business opportunity only after the negotiation and execution of a written agreement.  Although the terms of such agreement cannot be predicted, generally such an agreement would require specific representations and warranties by all of the parties thereto, specify certain events of default, detail the terms of closing and the conditions which must be satisfied by each of the parties thereto prior to such closing, outline the manner of bearing costs if the transaction is not closed set forth remedies upon default, and include other miscellaneous terms.

As a general matter, we anticipate that we, and/or our principal stockholders will enter into a letter of intent with the management, principals or owners of a prospective business opportunity prior to signing a binding agreement.  Such a letter of intent will set forth the terms of the proposed acquisition but will not bind any of the parties to consummate the transaction. Execution of a letter of intent will by no means indicate that consummation of an acquisition is probable.  Neither we nor any of the other parties to the letter of intent will be bound to consummate the acquisition unless and until a definitive agreement is executed.  Even after a definitive agreement is executed, it is possible that the acquisition would not be consummated should any party elect to exercise any right provided in the agreement to terminate it on specific grounds.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others.  If a decision is made not to participate in a specific business opportunity, the costs incurred in the related investigation would not be recoverable.  Moreover, because many providers of goods and services require compensation at the time or soon after the goods and services are provided, our inability to pay until an indeterminate future time may make it impossible to produce goods and services.

Employees

Craig Burton, our Chief Executive Officer works for us on a full-time basis and Joseph J. Passalaqua, our Secretary works for us on a part-time basis and an as-needed basis. We have no other employees.

We do not have employment contracts with Mr. Burton or Mr. Passalaqua. Mr. Burton is a salaried employee while Mr. Passalaqua is not.  Mr. Passalaqua is compensated, if at all, on a mutually agreed amount for any services required of him by the Company, which have been mainly administrative-related.

Changes in and Disagreements with Accountants

As of January 26, 2010, we have retained the services of certified public accountants, Malone & Bailey LLP. There have been no disagreements with the accounting firm.

DESCRIPTION OF PROPERTY

Our principal administrative, sales and marketing, product development and support facilities are located 7325 Oswego Road, Liverpool, New York, and comprise approximately 3,000 square feet. We occupy these premises pursuant to a three year lease, the term of which expires on December 31, 2012. The fixed rent is approximately $2,500 per month plus utilities.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended to date and our Bylaws. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 250,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 Blank Check Preferred Stock, $.0001 par value per share.

General

Our Certificate of Incorporation provides us with the authority to issue 250,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 Blank Check Preferred Stock, $.0001 par value per share, none of which of which has been issued.

Each share of our Common Stock entitles its holder to one vote on all matters on which holders are permitted to vote. The holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Upon liquidation, subject to required payments to any creditors or preferences that may be applicable to any outstanding preferred stock, the holders of our Common Stock will be entitled to a pro rata share in any distribution to stockholders. The holders of our Common Stock are not entitled to any preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock. All outstanding shares of our Common Stock are fully paid and nonassessable.

We may issue up to 10,000,000 shares of preferred stock, from time to time, in one or more series, and with such rights, preferences and designations as our board of directors may determine. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock.

Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

Options/Warrants

There are no outstanding options or warrants to purchase, or securities convertible into common stock of the Company.

No Public Market for Common Stock

There is presently no public market for our Common Stock. We intend to request a registered broker-dealer to apply to have our Common Stock listed on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our Common Stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have 256 registered stockholders.

Dividends

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future.

Securities authorized for issuance under equity compensation plans

As of the date of this prospectus, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

Shares Eligible for Future Sale

There is no established trading market for our Common Stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of  8,100,000 shares of our Common Stock by the selling stockholders, all of which has issued to the selling stockholders. As of  June  11, 2010, we have presently 8,100,000  shares of Common Stock issued and outstanding. None of the 8,100,000  shares is currently eligible for resale under Rule 144.

Rule 144 Shares

After February 15, 2008, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which, in our case, would equal approximately 81,000 shares of our Common Stock as of the date of this prospectus.

Consequently, as of June 11, 2010 there are approximately 8,100,000  shares of our Common Stock held by 256 shareholders of record, none of which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(b), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Penny Stock Regulations

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 11, 2010 by (i) each executive officer named under “Executive Compensation,” (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our Common Stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our Common Stock listed as owned by such person. Unless otherwise noted, the address for each reporting person below is c/o DT Communications, Inc. located at 7325 Oswego Road, Liverpool, New York 13090 and our telephone number is (315) 451-7515.

Name and Address of Beneficial Owner	Number of Shares of Common Stock (1)	Percentage of Class
Craig Burton 7325 Oswego Road, Liverpool, NY 13090	115,000	1.4%

Joseph J. Passalaqua 7325 Oswego Road, Liverpool, NY 13090	120,000	1.4%

Greenwich Holdings LLC (2) 106 Glenwood Dr S Liverpool, NY 13090	6,792,781	83.8%

All officers and directors as a group (2 persons)	235,000	2.8%

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group.

(2) Joseph C. Passalaqua has sole and voting power over the shares of Greenwich Holdings LLC.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information as of  June 11, 2010 regarding the individuals who are serving as our directors and officers after the Spin-off. To the extent additional directors or director designees are identified before the date of the distribution, we will disclose the names of these additional directors or director designees in an amendment to the registration statement incorporating this information statement or in an additional filing on Form 8-K.

Name	Age	Position
Craig Burton	48	Chief Executive Officer, President and a director

Joseph J. Passalaqua	37	Secretary and a director

Craig Burton, 48, is the Chief Executive Officer, President and a director of DT Communications, Inc. He has held these positions since January 26, 2010. Mr. Burton attended the University of South Carolina-Coastal and was a licensed real estate agent in the State of New York. He began working in marketing for a long distance carrier in 1996. Mr. Burton served as President and a director of USIP.Com, Inc. from January 200 to 2006 and thereafter as Chief Executive Officer, President and director of Datone, Inc  until February 12, 2010. Additionally, Mr. Burton was secretary and a director of NB Telecom, Inc., a payphone company operating in the North Pittsburg area of Pennsylvania. from December 2005 through December 31, 2008.  He was a director of China XD Plastics Company from February 12, 2010 to March 18, 2010.

Joseph J. Passalaqua, 37, is our Secretary and director since January 26, 2010. Since 1999, Mr. Passalaqua has worked as trainer at Sports Karate and Fitness, Inc., a karate and fitness training company located in Cicero, New York. Mr. Passalaqua is a high school graduate.  Mr. Passalaqua was Secretary and director of Datone, Inc. from August 2000 to February 12, 2010.  He was director of China XD Plastics Company from February 12, 2010 to March 18, 2010.

Board of Directors

At the time of the distribution, we expect that our board of directors will comprise two directors. Commencing with the next annual meeting of stockholders, directors will be elected at the annual meeting of stockholders and such directors will serve for a term of one year or until the next annual meeting of stockholders.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the Board.

Significant Employees

We have no employees other than Mr. Burton and Mr. Passalaqua as the company’s officers. We conduct our business through agreements with consultants and arms-length third parties. Both Mr. Burton and Mr. Passalaqua spend approximately 30% of their time on our  business.

Committees of the Board of Directors

We do not and will not have an audit, nominating or compensation committee because we believe that the board of directors is capable of performing the respective functions of the foregoing committees and because we do not currently have the human resources to staff such committees.

Code of Ethics

We have not adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our officers and directors serves in all the above capacities.

Employment Agreements

The Company is not a party to any employment agreements.

EXECUTIVE COMPENSATION

Director Compensation

Directors are not currently compensated or reimbursed for expenses incurred by them in connection with their services as directors.

There are no family relationships among any of the directors or officers.

Our officers are chosen by the board of directors and serve at the pleasure of the board. The loss of the services of any one of Craig Burton or Joseph J. Passalaqua could have a material adverse effect on us.

Executive Compensation

We expect that our compensation policies for executive officers will be to (1) provide competitive compensation packages to retain and attract superior executive talent, (2) link a significant portion of compensation to financial results to reward successful performance, and (3) provide long-term equity compensation to further align the interests of executive officers with those of stockholders and further reward successful performance. The principal components of our executive officer compensation program will be base salary, annual cash incentive plans and long-term equity incentive awards.

The following table sets forth the initial annual base salary to be paid to our two executive officers. The compensation amount does not include incentive cash bonuses that may be payable under management incentive plans, but which will not be determined until a future date.

Name	Position	Annual Salary
Craig Burton	President and Chief Executive Officer	$40,040

Joseph J. Passalaqua	Secretary	Joseph J. Passalaqua will not be paid for his services as Secretary as he will only be working on a part-time or as when-needed basis.

The following table contains certain information about compensation earned for services rendered to DT Communications, Inc. during the last three fiscal years by the person who is expected to be our executive officers immediately following the Spin-off. Our last three fiscal years are the twelve months ended December 31, 2009, 2008 and 2007.

Name	Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation
Craig Burton	President and Chief Executive Officer	12/31/09	$40,040	—	—	—	—	—
		12/31/08	$40,040	—	—	—	—	—
		12/31/07	$40,040	—	—	—	—	—

Joseph J. Passalaqua	Secretary	12/31/09	$—	—	—	—	—	—
		12/31/08	$—	—	—	—	—	—
		12/31/07	$—	—	—	—	—	—

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to our Company and our stockholders. This provision in our Amended and Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law.

We shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that if the Delaware General Corporation Law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director and officers (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under the bylaws or otherwise.

Indemnification Against Public Policy

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We have six notes payable to Joseph Passalaqua, a director and shareholder of DT Communications, Inc.  The notes are due on demand, unsecured and carry interest ranging from 10% to 18% per annum which is compounded on the unpaid principal and interest. The outstanding principal and interest on the notes was $52,359 and $38,730 as of December 31, 2009 and 2008, respectively.

We also have six convertible notes payable to Joseph Passalaqua. The notes were issued between June 30, 2009 and November 25, 2009. They are unsecured and bear interest at 8% per annum which is compounded on the unpaid principal and interest. The notes are convertible into our common shares at a rate of $0.001 per share and mature between November 1, 2009 and May 26, 2010. The outstanding principal and interest on the notes was $35,021 as of December 30, 2009.

We used these borrowed funds for working capital.

We lease office space from the wife of Joseph Passalaqua (Callaway Properties), Mary Passalaqua at a monthly rate of $5,000. The rent expense is accrued as a related party note payable that is unsecured, due on demand and does not bear interest. We imputed interest on the note payable at a rate of 10% per annum. Imputed interest expense was $32,714 and $21,300 for the years ended December 31, 2009 and 2008, respectively. The unpaid balance on the loan was $359,503 and $299,503 as of December 31, 2009 and 2008, respectively.
June
SELLING STOCKHOLDERS

The securities being offered hereunder are being offered by the selling stockholders listed below or their respective transferees, pledgees, donees or successors. Each selling stockholder may from time to time offer and sell any or all of such selling stockholder’s shares that are registered under this prospectus. Because no selling stockholder is obligated to sell shares, and because the selling stockholders may also acquire publicly traded shares of our Common Stock, we cannot accurately estimate how many shares each selling shareholder will own after the offering.

All expenses incurred with respect to the registration of the Common Stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling stockholder in connection with the sale of shares.

None of the selling stockholder is a broker dealer or an affiliate of a broker dealer that has any agreement or understanding to distribute any of the shares being registered. None of the stockholders is or has been an officer or director of our Company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company or each other.

After due inquiry and investigation and based on information provided by the selling stockholders, none of the selling stockholders has an existing short position in our stock.

Other than as described in this prospectus, we have not in the past three years engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

On January 22, 2010,  the board of directors of Datone  resolved that in connection with a proposed reverse merger transaction between Datone and Glory Reach to transfer its revenue-generating assets, liabilities and business to us its and thereafter, effect a dividend of its shares in the Company to all its shareholders as the Record Date of February 12, 2010 (the “Spinoff”).  The transfer was consummated on January 26, 2010.  The selling stockholders are all the stockholders of Datone as of the Record Date and as a result of the Spinoff, now own shares in the Company.

The following table sets forth the names of the selling stockholders, the number of shares of Common Stock owned beneficially by the selling stockholders as of June 11, 2010 and prior to the offering contemplated hereby, and the number of shares of our Common Stock that may be offered by the selling stockholders pursuant to this prospectus and the maximum number of shares of Common Stock which will be owned after the offering by the selling stockholders and the percentage beneficial ownership upon completion of the offering. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” have been prepared based upon information furnished to us by or on behalf of the selling stockholders. All stockholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 8,100,000 shares outstanding as of the date of this prospectus.

Name of Stockholder (3)	Total Number of Shares of Common Stock Held Prior to Offering	Number of Shares of Common Stock Held and Offered Pursuant to this Prospectus	Shares Beneficially Owned Before Offering (Percentage) (1)(2)	Shares Beneficially Owned After the Offering (Number)(1)	Shares Beneficially Owned After the Offering (Percentage) (2)
ABERT PAUL A	50	50	*	0	0
ACOMB ALLAN	10	10	*	0	0
ADAMS DON	20	20	*	0	0
ADAMS TOM	10	10	*	0	0
ALDER JOHN	5	5	*	0	0
ANDERSON EUGENE	1,100	1,100	*	0	0
ANDERSON RICHARD A	25	25	*	0	0
ANGELICH JOSEPH H AND IRMA AMANDA	150	150	*	0	0
APPLEWHITE ROY	2,000	2,000	*	0	0
ARMISTEAD JAMES	125	125	*	0	0
ARMSTRONG DALE	10	10	*	0	0
ASBURY CURTIS	500	500	*	0	0
ASHBURY LORETTA	4	4	*	0	0
BARNETT FRANK ELLIOTT	2	2	*	0	0
BARTOLOMEO SAL JR	800	800	*	0	0
BATEMAN DUANE	10	10	*	0	0
BATEMAN GLADYS M	10	10	*	0	0
BATEMAN LEO G	10	10	*	0	0
BATTAGLIA LEONARD J	10,000	10,000	*	0	0
BEACHLER DOUGLAS	20	20	*	0	0
BEACHLER ROGER	5	5	*	0	0
BELLISTON RICHARD	620	620	*	0	0
BERCHAN MARY	10	10	*	0	0
BEVANS RACHEL H	10	10	*	0	0
BILLETER RUTH	1,300	1,300	*	0	0
BINGHAM JOHN	2,000	2,000	*	0	0
BRAITHWAITE JOHN C & MYRTLE S	7	7	*	0	0
BREWER STEPHEN	15	15	*	0	0
BREWER STEPHEN D	2,000	2,000	*	0	0
BROWN LEE A	20	20	*	0	0
BURTON CRAIG	115,000	115,000	1.42%	0	0
CABANILLA INTERNATIONAL INC	52,010	52,010	*	0	0
CAMPANA NED	50	50	*	0	0
CAMPBELL JAMES A	75	75	*	0	0
CANCO	67	67	*	0	0
CARBONA PATTIANNE	250,000	250,000	3.09%	0	0
CARLSON MILO L	20	20	*	0	0
CARMAN KATHERINE	30	30	*	0	0
CHEDISTER MICHAEL C/O CYNDIE CHED..	1,000	1,000	*	0	0
CHRISTMAN LYNN A & MARLENE	3	3	*	0	0
CLEARVIEW IRA C/F	1,000	1,000	*	0	0
CLINE STEVEN	500	500	*	0	0
COLBERT MARY	10	10	*	0	0
COLE JAMES E	10	10	*	0	0
COLLING DOYD M	7	7	*	0	0

COLLINS MARY	20	20	*	0	0
COMMERCE OIL COMPANY	40	40	*	0	0
CONSTANTINE RUSSELL J JR	346	346	*	0	0
CONSTANTINE RUSSELL J SR & CONSTANCE	278	278	*	0	0
COOPER MICHAEL J	150	150	*	0	0
CREIGHTON WILBUR E III	75	75	*	0	0
CRELLIN KENNETH	20	20	*	0	0
CROSSMAN JOHN	60	60	*	0	0
CUNDICK RAY E	10	10	*	0	0
DENOBLE MARLO	17	17	*	0	0
DODD R DALE	400	400	*	0	0
DUNBAR BILLY B & FRANCES	20	20	*	0	0
EDWARDS E E & ALISON D CUNNINGHAM	20	20	*	0	0
EDWARDS KATHRYN J	1,500	1,500	*	0	0
EKINS GENIEL	7	7	*	0	0
EKINS JOHN	7	7	*	0	0
EMAMALIE SALEM	20	20	*	0	0
ERAMBERT CAROLYN P	1	1	*	0	0
ERAMBERT JERRY E	1	1	*	0	0
ESTES BETTY L	206	206	*	0	0
FELT DENNIS	50	50	*	0	0
FELT PHYKLIS	50	50	*	0	0
FERGUSON ROBERT	50	50	*	0	0
FESSLER ASHLEY D	218	218	*	0	0
FESSLER KELLY	395	395	*	0	0
FLEGAL JOSEPHING L	20	20	*	0	0
FLINT WAYNE	20	20	*	0	0
FMT CO CUST IRA	650	650	*	0	0
FMT CO CUST IRA	50	50	*	0	0
FORDHAM LESLIE ANN	10	10	*	0	0
FORDSHAM LEE & JO LYNN	30	30	*	0	0
FOX NYLE B	20	20	*	0	0
FRIEDMAN JAMES C/F M MILLER INC	10	10	*	0	0
GARFF KAY	20	20	*	0	0
GARFF WAYNE	10	10	*	0	0
GATES DALE K & REVA P	5	5	*	0	0
GENNARO RINO TRUST TTEE	9,300	9,300	*	0	0
GILBERT HELEN W	5	5	*	0	0
GILES PARLEY JR	20	20	*	0	0
GISH LANCE	50	50	*	0	0
GLAUSER BETTYE M	10	10	*	0	0
GLOVER ASHLEY L	2	2	*	0	0
GLOVER BETTYE M	28	28	*	0	0
GLOVER SAM G	70	70	*	0	0
GOODLETT DIANNE	1	1	*	0	0
GORE PATRICIA A	1,110	1,110	*	0	0
GOWANS TONY M	20	20	*	0	0
GREEN WALTER C	10	10	*	0	0
GREENWICH HOLDINGS LLC	6,792,781	6,792,781	83.86%	0	0
GRUNAJER RICHARD & ROBERTA	50	50	*	0	0
GUTIERREZ JOE C	10	10	*	0	0
GWYNN NEVA	20	20	*	0	0
HALLIDAY DAVID E	2	2	*	0	0
HANLEY THOMAS	300	300	*	0	0
HANSEN FRED	10	10	*	0	0
HANSEN NORMAN	10	10	*	0	0
HARRIS WILFORD J	15	15	*	0	0
HARWOOD OWEN R	50	50	*	0	0
HAYES JAMES R	18	18	*	0	0

HEAP FARON	50	50	*	0	0
HELOU NEBEEL W	75	75	*	0	0
HICKS MARK C JR	3	3	*	0	0
HINTZE HUGH J	25	25	*	0	0
HITT HAROLD	2,125	2,125	*	0	0
HITT RANAYE C/O YERNON HITT	10	10	*	0	0
HOAG JUNE, STEVEN HOAG JT TEN	220	220	*	0	0
HOLMAN RALPH B	13	13	*	0	0
HUDSON EARL	10	10	*	0	0
HUISH ROBERT C	20	20	*	0	0
HUMPHRIES WILLIAM W & MARY LO	150	150	*	0	0
JACOBSON ROBERT C/O JERRY STRAND	150	150	*	0	0
JASIECKI DONALD V	50	50	*	0	0
JEFCOATS BOBBY	1	1	*	0	0
JENKINS JAMES S JR	10	10	*	0	0
JOHNSON ALVIN P	40	40	*	0	0
JOHNSON DICK V & DOROTHY G	20	20	*	0	0
JOHNSON SHAUNNA	40	40	*	0	0
JONE VERNON	40	40	*	0	0
JORGENSON DONNA	10	10	*	0	0
KARAM JENNIFER BONO	1,000	1,000	*	0	0
KARNAY ROBERT	1,000	1,000	*	0	0
KATSANEVAS JAMES M	5	5	*	0	0
KEARL BURDETTE	50	50	*	0	0
KEARNEY NORENE A	9,000	9,000	*	0	0
KEATON DON GENE	84	84	*	0	0
KEM JAMES H	1	1	*	0	0
KEMP CECIL O JR	10	10	*	0	0
KEMP SHARON C	1	1	*	0	0
KEMPIN RONALD A	20	20	*	0	0
KENNEDY KEITH	7	7	*	0	0
KING DONNA	2	2	*	0	0
KNUDSON DELIA	40	40	*	0	0
KNUTE ANDERSON	3	3	*	0	0
KOHNI MELVIN	7	7	*	0	0
KREITZ DANNY	2	2	*	0	0
LANDFAIR VIVIAN	519	519	*	0	0
LARKINGS N L	10	10	*	0	0
LEE JERRY M	320	320	*	0	0
LEEMAN MARGARET B	22	22	*	0	0
LEO GENE T	15	15	*	0	0
LEWIS SAM C/F LAURI ANNE LEWIS	21	21	*	0	0
LINCOLN STEVEN	10	10	*	0	0
LOMBARDO ANTHONY E	300,000	300,000	3.70%	0	0
LONG MYRTLE	10	10	*	0	0
LUNDIN EDWARD	10	10	*	0	0
LUPUS TRUDI	1	1	*	0	0
MADSE BRUCE	15	15	*	0	0
MAGERS DOUG	20	20	*	0	0
MAKATI VINOD	37	37	*	0	0
MANCHESTER TERESA M	20	20	*	0	0
MASSIE CHARLES W	20	20	*	0	0
MATTHEW S LINDQUIST ROTH IRA	350	350	*	0	0
MAY WANDA RAY	5	5	*	0	0
MAZURAN JOSEPH	10	10	*	0	0
MCCLURE MIKE	7	7	*	0	0
MCCOY JOHN	20	20	*	0	0
MCCOY LOUIS S	5	5	*	0	0
MCDANNALD EUGENE	5,000	5,000	*	0	0
MCEAGE TRACY	50	50	*	0	0
MCGUINNESS LEWIS A	20,000	20,000	*	0	0
MCKENZIE RANDALL BRUCE	15	15	*	0	0

MCMANUS CAROLYN ANN	1	1	*	0	0
MCMANUS EDWARD T JR	1	1	*	0	0
MCWHORTER FRANK R & ANN J	10	10	*	0	0
MEDLIN JAMES B	10	10	*	0	0
MICHAELSON M H	17	17	*	0	0
MIYAKE DAVID & DIANNE MIYAKE JTWROS	1,000	1,000	*	0	0
MURDOCK DEAN	20	20	*	0	0
MYERS C DEWEY	5	5	*	0	0
MYERS MARY	50	50	*	0	0
NELSEN RICHARD R	20	20	*	0	0
NELSON DAVID	86	86	*	0	0
NELSON JAMES	10	10	*	0	0
NICHOLS ANTHENE	50	50	*	0	0
NORDSTROM LARRY K	35	35	*	0	0
OAKEY JESSE C/F ANGELA OAKEY	5	5	*	0	0
ORTON JACKIE D, CAROLYN B ORTON JT	2,100	2,100	*	0	0
ORTON NATHAN	2,600	2,600	*	0	0
OWEN MARGERY E	10	10	*	0	0
PALMER M M	205	205	*	0	0
PARSONS ALAN	50	50	*	0	0
PASSALAQUA JOHN F	151,084	151,084	1.87%	0	0
PASSALAQUA JOSEPH J	120,000	120,000	1.48%	0	0
PEARCE NANCY	50	50	*	0	0
PEARLMAN CONSULTING INC	18,918	18,918	*	0	0
PENFIELD ROBERT WILLIAM & COLLEEN	930	930	*	0	0
PERKINS CHRISTIANE MARIE	1,000	1,000	*	0	0
PETERSON C G	30	30	*	0	0
PHILLIPS DUDLEY	75	75	*	0	0
PORTER JOHN	10	10	*	0	0
PRPICH JOHN M & BILLIE	20	20	*	0	0
PRPICH MIKE	25	25	*	0	0
R L SMITH & ASSOCIATES INC	100	100	*	0	0
RICKS L R	70	70	*	0	0
ROHBOCK CHARLES E & MILDRED	50	50	*	0	0
ROYLANCE FRANKIE	5	5	*	0	0
SARLO JAMES A	40	40	*	0	0
SCOTT GARY FAMILY	5	5	*	0	0
SCOTT KENNETH B & AGNES	15	15	*	0	0
SCOTTRADE INC CUST FBO	3,000	3,000	*	0	0
SELTZER LARRI	40	40	*	0	0
SHAFFER JACK	10	10	*	0	0
SHENK CHARLOETTE	5	5	*	0	0
SHEPERD BONNIE	20	20	*	0	0
SHUPET PETE	10	10	*	0	0
SIMMS WILLIAM H & MARIE L	3	3	*	0	0
SINGLETON CLAIRE	5,000	5,000	*	0	0
SMITH HIRAM A	900	900	*	0	0
SMITH L E	10	10	*	0	0
SORENSON GEORGE & PEARL N	2	2	*	0	0
SPAKES RON	10	10	*	0	0
SPENCE DAVE	165	165	*	0	0
SPENCE DAVID B	15	15	*	0	0
SPENCER DENNIS J	10	10	*	0	0
SPJUTE BART E	20	20	*	0	0
SROUSSI NISSIM & KAREN SROUSSI JTTEN	1,000	1,000	*	0	0

STEVENS ERNEST O	500	500	*	0	0
STEWART JOYCE & BRUCE	110	110	*	0	0
STRAND DIANA	100	100	*	0	0
STRAND JERRY V	76,591	76,591	*	0	0
SUTER EDWIN	2	2	*	0	0
SWANSON CLINT	89	89	*	0	0
SWINDLER CALVIN E	30	30	*	0	0
SYKES HAZEL	20	20	*	0	0
SYRETT CLYNTON S & MARY S	10	10	*	0	0
TAKMIL KHOSROW	1,500	1,500	*	0	0
TASSANER MAX	10	10	*	0	0
TAYLOR STEWART R	10	10	*	0	0
THOMAS JANE M	10	10	*	0	0
THOMPSON STEPHANIE L	3	3	*	0	0
TIFFANY FEDERBUSH IRREVOCABLE TRUST	100	100	*	0	0
TOOLE NOLA RAE	80	80	*	0	0
TOOLE RONALD	60	60	*	0	0
TUCKER R LYNN	10	10	*	0	0
TURNER LESTER	125	125	*	0	0
UNDERWOOD DOUG	2	2	*	0	0
UPCHURCH PHIL	8	8	*	0	0
VALCIK JERRY & PEGGY	40	40	*	0	0
VAN WAGONER DREW	5	5	*	0	0
VETECNIK IVAN	5	5	*	0	0
VIGIL ED	15	15	*	0	0
WADE MARTHA	5	5	*	0	0
WAGNER PATRICIA	10	10	*	0	0
WAGSTAFF BERT & BETTY JAY	7	7	*	0	0
WALKER WILLIAM W	50	50	*	0	0
WALSH ROBERT	2,000	2,000	*	0	0
WANSGAARD ERIC C	10	10	*	0	0
WARD WILLIAM	20	20	*	0	0
WARDLEY NAOMI & PATRICIA WAGNER	45	45	*	0	0
WARDLEY NAOMI B	20	20	*	0	0
WEBBER DORIS	25	25	*	0	0
WEDDLE WILLIAM J & ROSIE M	200	200	*	0	0
WESCAP	810	810	*	0	0
WHITTING GEORGE S	50	50	*	0	0
WILLARD ARTHUR M	3	3	*	0	0
WILLIAMS CECIL	3	3	*	0	0
WINGO GARY F & ANNE C	40	40	*	0	0
WITT DANA	910	910	*	0	0
WITT ROBERT T & DONNA WITT	90	90	*	0	0
WORBOYS CARL E	12,000	12,000	*	0	0
WYLLIE VERN	10	10	*	0	0

*Less than 1%

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)
As of June 11, 2010  there were 8,100,000  shares of our Common Stock issued and outstanding. In determining the percent of Common Stock beneficially owned by a selling stockholder on  June 11, 2010, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of  June 11, 2010), and (b) the denominator is the sum of (i) the 8,100,000 Common Stock outstanding on June 11, 2010 and (ii) the number of shares of Common Stock such selling stockholders has the right to acquire within 60 days of June 11, 2010.

(3)	All the selling stockholders are individuals resident in the United States of America and each of them has sole voting and dispositive power over the shares beneficially owned by them.

None of the selling stockholders is a member, affiliate or associate of any broker-dealer. None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed after this registration statement is declared effective by the Securities and Exchange Commission. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	In public markets as the common stock may be trading from time to time;
•	In privately negotiated transactions;
•	Through the writing of options on the common stock;
•	In short sales; or
•	In any combination of the aforementioned methods of distributions.

The sales price of the Common Stock being offered to the public by the selling stockholders in this prospectus has been fixed at $.05 per share until such time as our Common Stock is quoted on the OTC Bulletin Board or inter-dealer quotation system or exchange. Although we intend to request a registered broker-dealer apply to have our Common Stock quoted on the OTC Bulletin Board, public trading of our Common Stock may never materialize or if materialized, be sustained. If our Common Stock is quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•	the market price of our common stock prevailing at the time of sale;
•	a price related to such prevailing market price of our Common Stock; or
•	such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such Common Stock, from such purchaser. The selling stockholders are expected to pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the Common Stock offered will be sold by the selling stockholders named in this prospectus.

The estimated costs of this offering are $40,000. We are bearing all costs relating to the registration of the Common Stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be considered to be an underwriter, they must comply with applicable law and be required to, among other things:

•	Not engage in any stabilization activities in connection with our Common Stock;
•	Furnish each broker or dealer through which Common Stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our Common Stock. All of these limitations may affect the marketability of the shares.

DESCRIPTION OF SECURITIES

We are authorized to issue 250,000,000 shares of common stock, $.0001 par value and 10,000,000 shares of preferred stock, par value $.0001.

Common Stock

There are issued and outstanding 8,100,000 shares of Common Stock. The holders of Common Stock are entitled to one vote per share. They are not entitled to cumulative voting rights or preemptive rights. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution after payment in full of any preferential amounts. The holders of Common Stock have no subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

There are no issued and outstanding shares of preferred stock. The Articles of Incorporation of the Company provide for 10,000,000 shares of $.0001 par value preferred stock. There are no terms or conditions set forth in the Articles with respect to such preferred stock nor are there any “blank check” provisions that would enable the Board of Directors to establish a series of preferred stock having rights, preferences, terms and conditions as designated by the Board.

Registration Rights

None.

LEGAL MATTERS

Our legal counsel, Sichenzia Ross Friedman Ference LLP, located at 61 Broadway, New York, NY 10006, is passing on the validity of the issuance of the Common Stock offered under this prospectus.

EXPERTS

Our financial statements as of   December 31,2009  and December 31, 2008  included in this prospectus, have been audited  by MaloneBailey, LLP our independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-K promulgated under the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us or our parents or subsidiaries, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

FINANCIAL STATEMENTS

Set forth below are our unaudited financial statements for the quarters ended March 31, 2010 and 2009 and our financial statements for the years ended December 31, 2009 and December 31, 2008.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our Common Stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

ITEM 8.	FINANCIAL STATEMENTS

DT COMMUNICATIONS, INC.
BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash	$-	$-
Commissions and sales receivables	21,993	25,046
Other current assets	800	-
Total Current Assets	22,793	25,046

Vehicles, net of accumulated depreciation of $0 and
$66,259, respectively	-	5,016

TOTAL ASSETS	$22,793	$30,062

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	130,775	118,252
Accounts payable - related parties	-	2,095
Bank overdraft	321	8,402
Accrued liabilities	78,763	76,102
Short-term debt - related parties, net of unamortized discounts
of $4,432 and $12,159, respectively	449,586	434,724
Total Current Liabilities	659,445	639,575

Stockholders' Deficit:
Common Stock, $0.0001 par value, 100,000,000 shares authorized,
8,099,994 and 4,963,226 shares issued and outstanding	810	496
Additional-paid in capital	1,813,164	1,754,585
Accumulated deficit	(2,450,626)	(2,364,594)
Total Stockholders' Deficit	(636,652)	(609,513)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$22,793	$30,062

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,
	2010	2009

REVENUE	$33,132	$32,408

COST OF REVENUE:
Depreciation	-	164
Cost of revenue	12,540	6,213
Total cost of revenue	12,540	6,377

Gross profit	20,592	26,031

OPERATING EXPENSES:
General and administrative	82,597	44,402
Loss on sale of equipment	5,015	-
Total operating expenses	87,612	44,402

Loss from operations	(67,020)	(18,371)

OTHER EXPENSES:
Interest expense	(19,012)	(7,369)
Total other expenses	(19,012)	(7,369)

NET LOSS	$(86,032)	$(25,740)

Net Loss Per Share - Basic and Diluted	$(0.01)	$(0.01)

Weighted Average Common Shares Outstanding -
Basic and Diluted	6,601,316	4,963,226

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(86,032)	$(25,740)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation expense	-	164
Amortization of debt discount	7,727	-
Imputed interest	8,150	-
Related party debt issued for rent expense	15,000	-
Related party debt issued for interest expense	3,135	-
Loss on Disposal of equipment	5,016	-
Changes in operating assets and liabilities:
Receivables	3,053	(253)
Other current assets	(800)	-
Accounts payable	12,523	(689)
Accounts payable - related party	(2,095)	-
Accrued liabilities	2,661	(1,724)
Net Cash Used in Operating Activities	(31,662)	(28,242)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank Overdraft	(8,081)	1,007
Contributed capital	7,243	5,325
Proceeds from related party debt	32,500	21,910
Net Cash Provided by Financing Activities	31,662	28,242

Net Change in Cash	-	-
Cash at Beginning of Period	-	-
Cash at End of Period	$-	$-

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$-	$6,798
Cash paid for taxes	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Forgiveness of related party debt	$43,500	$-

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of DT Communications, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with DT Communications’ audited 2009 annual financial statements and notes thereto filed in this Form S-1 with the SEC. In the opinion of management, all adjustments, consisting of normal reoccurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods present have been reflected herein. The results of operation for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure required in DT Communications’ fiscal 2009 financial statements have been omitted.

DT Communications, Inc. was originally incorporated on January 26, 2010 under the laws of the State of Delaware as a wholly-owned subsidiary of Datone, Inc. In February 2010, its parent company, Datone, Inc. transferred all of its assets and liabilities to DT Communications and spun-off the subsidiary. Due to all of Datone’s assets and liabilities being transferred to DT Communications, the historical financial information of Datone, Inc was used to create the financial statements of DT Communications as of December 31, 2009 and for the three months ended March 31, 2009 as if the spin-off occurred on the first day of the financial statements presented.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplates the Company as a going concern.  However, the Company has sustained substantial operating losses in recent years.  The company has a working capital deficit of $636,652 as of March 31, 2010, and has an accumulated deficit of $2,450,626.   The Company’s ability to continue as a going concern is dependent upon obtaining the additional capital as well as additional revenue to be successful in its planned activity.  The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained.  In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.  Management believes that actions presently being taken to revise the Company’s operating and financial requirements provide them with the opportunity to continue as a going concern.

These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a “going concern”.  While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

NOTE 3 – RELATED PARTY TRANSACTIONS

DT Communication Inc. has nine notes payable to Joseph Passalaqua, a Director and shareholder of DT Communications, Inc.  The notes are due on demand and carry interest ranging from 8% to 18% per annum which is compounded on the unpaid principal and interest. The aggregate outstanding principal and interest on the notes was $87,294 and $52,359 as of March 31, 2010 and December 31, 2009, respectively.

DT Communication Inc also has six convertible notes payable to Joseph Passalaqua at March 31, 2010. The notes were issued between April 30, 2009 and November 25, 2009. They bear interest at 8% per annum which is compounded on the unpaid principal and interest. The notes are convertible into common shares of DT Communications at a rate of $0.001 per share and mature between November 1, 2009 and May 26, 2010. The outstanding principal and interest on the notes was $35,721 and $35,021 as of March 31, 2010 and December 31, 2009, respectively.

DT Communications, Inc. leases office space from the wife of Joseph Passalaqua (Callaway Properties) at a monthly rate of $5,000. The rent expense is accrued as a related party note payable that is due on demand and does not bear interest. The company has imputed interest on the note payable at a rate of 10% per annum. Imputed interest expense was $8,150 and $5,325 for the three months ended March 31, 2010 and 2009, respectively. During the three months ended March 31, 2010, DT Communications issued 3,136,768 common shares to repay $43,500 of this loan. The unpaid balance on the loan was $331,003 and $359,503 as of March 31, 2010 and December 31, 2009, respectively.

NOTE 4 – DEBT

A summary of the debt outstanding at March 31, 2010 and December 31, 2009 is as follows:

	March 31,	December 31,
	2010	2009

Note payable to Callaway Properties, no interest, due on demand	$331,003	$359,503

Notes payable to Joseph Passalaqua, interest of 8% to 18% per annum, due on demand	87,294	52,359

Convertible notes payable to Joseph Passalaqua, interest of 8% per annum, maturing November 1, 2009 – May26, 2010, convertible at $0.001 per share	35,721	35,021
	454,018	446,883
Less: Unamortized discount from beneficial conversion feature	(4,432)	(12,159)

Total debt	$449,586	$434,724

DT Communications evaluated the Joseph Passalaqua convertible notes for derivative accounting consideration under FASB ASC 815-15 and FASB ASC 815-40. DT Communications determined the embedded conversion option in the convertible notes met the criteria for classification in stockholders’ equity under FASB ASC 815-15 and FASB ASC 815-40. Therefore, derivative accounting was not applicable for these convertible notes.

DT Communications then evaluated the conversion options under FASB ASC 470-20 and determined there was a beneficial conversion feature associated with the conversion options’ DT Communications calculated the intrinsic value of the conversion options and recorded an aggregate discount on the loans of $22,500. The discount is being amortized over the life of the loans using the effective interest rate method. Amortization recorded for the three months March 31, 2010 was $7,727.

NOTE 5 – TRANSFER OF ASSETS AND LIABILITIES

On February 12, 2010, DT Communications was spun off from its former parent company, Datone, Inc. All assets and liabilities of Datone, Inc were transferred to DT Communications.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
DT Communications, Inc.
Liverpool, NY

We have audited the accompanying balance sheets of DT Communications, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that DT Communications, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficit and has incurred losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

June 11, 2010

DT COMMUNICATIONS, INC.
BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current Assets
Commissions and sales receivable, net	$25,046	$29,151
Total Current Assets	25,046	29,151

Vehicles, net of accumulated depreciation of $66,259 and	-	-
$65,606, respectively	5,016	5,669

TOTAL ASSETS	$30,062	$34,820

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$118,252	$148,447
Accounts payable - related parties	2,095	-
Bank overdraft	8,402	8,313
Accrued liabilities	76,102	64,572
Short-term debt	-	7,091
Short-term debt - related parties, net of unamortized
discounts of $12,159 and $0, respectively	434,724	338,234
Total Current Liabilities	639,575	566,657

STOCKHOLDERS' DEFICIT
Common Stock, .0001 par value 100,000,000 shares
authorized, 4,963,226 shares issued and outstanding	496	496
Additional paid-in capital	1,754,585	1,687,871
Accumulated deficit	(2,364,594)	(2,220,204)
Total Stockholders' Deficit	(609,513)	(531,837)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$30,062	$34,820

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2009	2008

REVENUE	$116,439	$121,436

COST OF REVENUE
Depreciation	653	654
Cost of revenue	30,034	26,692
Total cost of revenue	30,687	27,346

Gross profit	85,752	94,090

OPERATING EXPENSES:
General and administrative	173,264	182,698
Gain on sale of equipment	(200)	-
Total operating expenses	173,064	182,698

Loss from operations	(87,312)	(88,608)

OTHER INCOME (EXPENSES)
Forgiveness of debt	4,845	-
Interest expense	(61,923)	(30,183)
Total other income (expenses)	(57,078)	(30,183)

NET LOSS	$(144,390)	$(118,791)

Net Loss Per Share - Basic and Diluted	$(0.03)	$(0.02)

Weighted Common Shares Outstanding -
Basic and Diluted	4,963,226	4,963,226

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balances at December 31, 2007	4,963,226	$496	$1,600,571	$(2,101,413)	$(500,346)

Imputed interest	-	-	21,300	-	21,300
Extinguishment of related party debt	-	-	66,000	-	66,000
Net Loss	-	-	-	(118,791)	(118,791)

Balances at December 31, 2008	4,963,226	496	1,687,871	(2,220,204)	(531,837)

Imputed interest	-	-	32,714	-	32,714
Debt discount from beneficial conversion feature	-	-	34,000	-	34,000
Net Loss	-	-	-	(144,390)	(144,390)

Balances at December 31, 2009	4,963,226	$496	$1,754,585	$(2,364,594)	$(609,513)

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(144,390)	$(118,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	653	653
Amortization of debt discount	21,841	-
Imputed interest	32,714	21,300
Forgiveness of debt	(4,845)	-
Related party debt issued for rent expense	60,000	60,000
Related party debt issued for interest expense	9,650	2,731
Gain on sale of equipment	(200)	-
Changes in operating assets and liabilities:
Receivables	4,105	6,832
Prepaid expenses	-	35
Accounts payable	(30,195)	(23,839)
Accrued expenses	11,530	13,552
Accounts payable - related party	2,095	-
Net Cash Used in Operating Activities	(37,042)	(37,527)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of equipment	200	-
Net Cash Provided by Investing Activities	200	-

CASH FLOWS FROM FINANCING ACTIVITIES
Bank Overdraft	89	4,773
Proceeds from related party debt	39,000	36,000
Payments made on debt	(2,247)	(3,246)
Net Cash Provided by Financing Activities	36,842	37,527

Net Change in Cash	-	-
Cash at Beginning of Period	-	-
Cash at End of Period	$-	$-

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$94	$5,585

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount from beneficial conversion feature	$34,000	$-
Forgiveness of related party debt	-	66,000

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

DT Communications, Inc. was originally incorporated on January 26, 2010 under the laws of the State of Delaware as a wholly-owned subsidiary of Datone, Inc. In February 2010, its parent company, Datone, Inc. transferred all of its assets and liabilities to DT Communications and spun-off the subsidiary. Due to all of Datone’s assets and liabilities being transferred to DT Communications, the historical financial information of Datone, Inc was used to create the financial statements of DT Communications for the years ended December 31, 2009 and 2008.

DT Communications, Inc. (“DT Communications”) is currently a provider of both privately owned and company owned payphones (COCOT’s) and stations in New York. DT Communications receives revenues from the collection of the payphone coinage, a portion of usage of service from each payphone and a percentage of long distance calls placed from each payphone from the telecommunications service providers. In addition, DT Communications also receives revenues from the service and repair of privately owned payphones, sales of payphone units and the sales of prepaid phone cards.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

DT Communications’ payphones are located primarily in New York and usage of those phones may be affected by economic conditions in those areas.

Cash and Cash Equivalents

DT Communications considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents for purposes of classification in the balance sheets and statement of cash flows. Cash and Cash equivalents consists of cash in bank (checking) accounts.

Property and Equipment

Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the useful lives of the related assets, which range from five to seven years. Depreciation expense for the years ended December 31, 2009 and 2008 was $653 and $654, respectively.

Income Taxes

Income taxes are accounted for in accordance with FASB ASC 740, under which deferred income taxes are recognized using the asset and liability method by applying tax rates to cumulative temporary differences based on when and how they are expected to affect the tax return. Deferred tax assets and liabilities are adjusted for income tax rate changes.

Revenue Recognition

DT Communications derives its primary revenue from the sources described below, which includes dial around revenues, coin collections, and telephone equipment repairs and service. Other revenues generated by DT Communications include phone card sales, and commissions.

Dial around revenues are generated from calls to gain access to a different long distance carrier than is already programmed into the phone. DT Communications records a monthly accrual and adjusts the revenue to actual earned on a quarterly basis. The revenue is estimated monthly, based on prior quarter’s actual receipts. DT Communications uses prior quarter receipts as estimates because there has not been a significant change to total payphones in the previous few quarters. Also, historical figures have shown the revenue earned is not far different than estimates made. Revenues on commissions, phone card sales, and telephone equipment repairs and service are recognized when the services are provided.

The proceeds from the sales of pay telephones and other equipment are excluded from revenues and reported as other operating income.

Basic and Diluted Net Loss per Share

Basic and diluted loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding during the year.

Recently Issued Accounting Pronouncements

In June 2008, the FASB finalized FASB ASC 815-40-15, which outlines a procedure to determine if an equity-linked financial instrument (or embedded feature) is indexed to its own common stock. FASB ASC 815-40-15 is effective for fiscal years beginning after December 15, 2008. The adoption of FASB ASC 815-40-15 did not have an impact on DT Communications’ financial position, results of operations or cash flows.

In May 2009, the FSAB issued FASB ASC 855 which is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date–that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. ASC 855 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009.

In July 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance relating to the “FASB Accounting Standards Codification” at FASB ASC 105, as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The codification is effective for interim periods ending after September 15, 2009. All existing accounting standards are superseded as described in FASB ASC 105. All other accounting literature not included in the Codification is non-authoritative. The adoption of FASB ASC 105 did not impact DT Communications’ results of operations, financial position or cash flows.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplates DT Communications as a going concern. However, DT Communications has sustained substantial operating losses in recent years and has a working capital deficit of $614,529 and an accumulated deficit of $2,364,594 as of December 31, 2009. These conditions raise substantial doubt as to DT Communications’ ability to continue as a going concern. DT Communications’ ability to continue as a going concern is dependent upon obtaining the additional capital as well as additional revenue to be successful in its planned activity. DT Communications is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. In the interim, shareholders of DT Communications have committed to meeting its minimal operating expenses. Management believes that actions presently being taken to revise DT Communications’ operating and financial requirements provide them with the opportunity to continue as a going concern.

These financial statements do not reflect adjustments that would be necessary if DT Communications were unable to continue as a going concern. While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the going concern assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

If DT Communications were unable to continue as a going concern, substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported revenues and expenses, and the balance sheet classifications used.

NOTE 3 – RELATED PARTY TRANSACTIONS

DT Communications has six notes payable to Joseph Passalaqua, a Director and shareholder of DT Communications. The notes are due on demand, unsecured and carry interest ranging from 10% to 18% per annum which is compounded on the unpaid principal and interest. The outstanding principal and interest on the notes was $52,359 and $38,730 as of December 31, 2009 and 2008, respectively.

DT Communications also has six convertible notes payable to Joseph Passalaqua. The notes were issued between April 30, 2009 and November 25, 2009. They are unsecured and bear interest at 8% per annum which is compounded on the unpaid principal and interest. The notes are convertible into common shares of DT Communications at a rate of $0.001 per share and mature between November 1, 2009 and May 26, 2010. The outstanding principal and interest on the notes was $35,021 as of December 30, 2009.

DT Communications leases office space from the wife of Joseph Passalaqua (Callaway Properties) at a monthly rate of $5,000. The rent expense is accrued as a related party note payable that is unsecured, due on demand and does not bear interest. DT Communications imputed interest on the note payable at a rate of 10% per annum. Imputed interest expense was $32,714 and $21,300 for the years ended December 31, 2009 and 2008, respectively. The unpaid balance on the loan was $359,503 and $299,503 as of December 31, 2009 and 2008, respectively.

NOTE 4 – DEBT

A summary of the debt outstanding at December 31, 2009 and December 31, 2008 is as follows:

	December 31,
	2009	2008
Unrelated Parties:
Note payable to bank, monthly installments of $261, interest of 4.5% per annum, maturing August 2009.	$-	$2,246

Note payable to Key Bank, interest of 9.25% per annum, due on demand.	-	4,845

Related Parties:
Note payable to Callaway Properties, no interest, due on demand	359,503	299,503

Notes payable to Joseph Passalaqua, interest of 10% to 18% per annum, due on demand	52,359	38,730

Convertible notes payable to Joseph Passalaqua, interest of 8% per annum, maturing November 1, 2009 – February 17, 2010, convertible at $0.001 per share	35,021	-
	446,883	345,325

Less: Unamortized discount from beneficial conversion feature	(12,159)	-

Total debt	$434,724	$345,325

DT Communications evaluated the Joseph Passalaqua convertible notes for derivative accounting consideration under FASB ASC 815-15 and FASB ASC 815-40. DT Communications determined the embedded conversion option in the convertible notes met the criteria for classification in stockholders’ equity under FASB ASC 815-15 and FASB ASC 815-40. Therefore, derivative accounting was not applicable for these convertible notes.

DT Communications then evaluated the conversion options under FASB ASC 470-20 and determined there was a beneficial conversion feature associated with the conversion options. DT Communications calculated the intrinsic value of the conversion options and recorded an aggregate discount on the loans of $34,000. The discount is being amortized over the life of the loans using the effective interest rate method. Amortization expense for the year ended December 31, 2009 was $21,841.

NOTE 5 – MAJOR CUSTOMERS

DT Communications received approximately 95% of total dial around and commissions revenue from two customers.

NOTE 6 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates.

Net deferred tax assets consisted of the following as of December 31, 2009 and 2008:

	December 31,
	2009	2008
Deferred tax assets	$(922,192)	$(865,880)
Valuation allowance	922,192	865,880
Net deferred tax assets	$-	$-

At December 31, 2009 and 2008, DT Communications had net operating loss carry forwards of approximately $2,364,594 and $2,220,204, respectively that may be offset against future taxable income through 2028.

NOTE 7 – SUBSEQUENT EVENTS

On February 12, 2010, DT Communications was spun off from its former parent company, Datone, Inc. All assets and liabilities of Datone, Inc were transferred to DT Communications.

On February 10, 2010, DT Communications issued 3,136,768 common shares to Calloway Properties to repay $43,500 of debt.

Between January and March 2010, DT Communications borrowed an aggregate of $32,500 from Joseph Passalaqua, a shareholder of DT Communications. The notes are unsecured, due on demand and bear interest between 8% and 18% per annum.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which have been paid by the Company as follows:

Item	Amount
SEC filing fee	$100
Printing and filing	800
Legal expenses, including blue sky	30,000
Accounting expenses	4,600
Miscellaneous	1,000
Total	36,500

Item 14.	Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article 8 of our Articles of Incorporation  provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

Indemnification Against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The effect of indemnification may be to limit the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages and expenses against a director for breach of fiduciary duty.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

3.1	Certificate of Incorporation of DT Communications, Inc.

3.2	By-laws.

4.1	Form of Common Stock Certificate.

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.

10.1	Asset Transfer Agreement dated January 26, 2010 between the Company and Datone, Inc.

10.2	Lease agreement dated January 1, 2010.

23.1	Consent of MaloneBailey, LLP.

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Liverpool,  New York, on the 11th day of June 2010.

DT COMMUNICATIONS, INC.

By:	/s/ Craig Burton
Craig Burton
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

/s/ Craig Burton	June 11, 2010
Craig Burton
President , Chief Executive Officer and director

/s/Joseph J. Passalaqua	June 11, 2010
Joseph J. Passalaqua
Secretary and director